    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         NEXTLINK COMMUNICATIONS, INC.

             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                            4813                           91-1738221
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)           Identification No.)

                            ------------------------

 500 108TH AVENUE N.E., SUITE 2200, BELLEVUE, WASHINGTON 98004, (425) 519-8900
  (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)
                            ------------------------

                           R. BRUCE EASTER JR., ESQ.
                       500 108TH AVENUE N.E., SUITE 2200
                           BELLEVUE, WASHINGTON 98004
                                 (425) 519-8900

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    COPY TO:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000
                            ------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                         AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES                TO BE              OFFERING           AGGREGATE          REGISTRATION
                TO BE REGISTERED                       REGISTERED           PRICE(1)         OFFERING RICE            FEE
10 3/4% Senior Notes due 2008                         $500,000,000            100%            $500,000,000          $139,000

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1999.
THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                         NEXTLINK COMMUNICATIONS, INC.
                                ---------------

             EXCHANGE OFFER FOR:      10 3/4% SENIOR NOTES DUE 2008

                              THE REGISTERED NOTES

    - The terms of the new notes are substantially identical to the outstanding notes, except that the new notes will be freely tradable.

    - Interest accrues from November 12, 1998 at the rate of 10 3/4% per annum, payable semi-annually in arrears on each May 15 and November 15, beginning on May 15, 1999.

    - The notes will mature on November 15, 2008.

    - The notes are unsecured and will rank equally with our 12 1/2% Senior Notes due 2006, our 9 5/8% Senior Notes due 2007, our 9% Senior Notes due 2008 and our 9.45% Senior Discount Notes due 2008.

                                 THE EXCHANGE OFFER

    - The Exchange Offer expires at 5:00 p.m., New York City time, on March   ,
      1999 unless extended.

    - The Exchange Offer is not subject to any conditions other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

    - All old notes that are validly tendered and not validly withdrawn will be exchanged.

    - Tenders of old notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

    - We will not receive any proceeds from the Exchange Offer.

    INVESTMENT IN THE NEW NOTES INVOLVES CERTAIN RISKS. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 13 IN THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               The date of this Prospectus is February   , 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
    This prospectus incorporates documents by reference which are not presented herein or delivered herewith. We will provide these documents to you upon written or oral request directed to: NEXTLINK Communications, Inc., 500 108th Avenue N.E., Suite 2200, Bellevue, Washington 98004. In order to ensure timely delivery of the documents, any request should be made five days before the Expiration Date.
    The following documents, which we have filed (File No. 000-22939) with the Securities and Exchange Commission (the "Commission" or "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus and shall be deemed to be a part of this
Prospectus:
        1. The Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed on March 25, 1998;
        2. The Quarterly Report on Form 10-Q, for the quarter ended March 31, 1998, filed on May 15, 1998;
        3. The Quarterly Report on Form 10-Q, for the quarter ended June 30, 1998, filed on August 14, 1998;
        4. The Quarterly Report on Form 10-Q, for the quarter ended September 30, 1998, filed on November 16, 1998.
        5. The Current Reports on Form 8-K, filed on March 12, 1998, April 14, 1998, July 20, 1998, July 22, 1998, December 8, 1998 and January 19, 1999.
    All documents that we file pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this Exchange Offer are incorporated by reference into this Prospectus. These documents shall be deemed to be a part of this Prospectus.
                      WHERE YOU CAN FIND MORE INFORMATION
    We have filed with the Commission a registration statement on Form S-4 (the "Registration Statement") with respect to the notes. This Prospectus, which is a part of the Registration Statement, omits certain information included in the Registration Statement. You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You may also obtain information about us from the following regional offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. Our SEC filings are also available to the public on the SEC's internet home paget at http://www.sec.gov.
    We file annual, quarterly, proxy statements, and other information with the Commission. In the event that we are no longer required to do so pursuant to the Exchange Act, we have agreed to file with the SEC (unless the SEC will not accept such a filing), so long as the notes remain outstanding, the following items:
        1. All quarterly and annual financial information, including a "Management's Discussion and Ananlysis of Results of Operation and Financial Condition," that would be included in a Form 10-Q and 10-K;

        2. With respect to annual financial information only, a report by our independent public accountants; and
        3. All reports that we would file on a Form 8-K.
    UNTIL             1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS, THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------
    The New Notes will be available initially in book-entry form, and the Company expects that the New Notes will be issued in the form of a Global Note (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the New Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depository and its participants. After the initial issuance of the Global Note, notes in certificated form will be issued in exchange for the Global Note on the terms set forth in the Indenture (as defined). See "Description of the Notes--Exchanges of Book-Entry Notes for Certificated Notes."

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS, BUT DOES NOT CONTAIN ALL INFORMATION THAT MAY BE IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE EXCHANGE OFFER, AS WELL AS INFORMATION REGARDING OUR BUSINESS AND DETAILED FINANCIAL DATA. WE ENCOURAGE YOU TO READ ALL OF THE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THEIR NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE REQUIRED BY THE CONTEXT, REFERENCES IN THIS PROSPECTUS TO "WE," "US," "NEXTLINK," OR THE "COMPANY" REFER TO NEXTLINK COMMUNICATIONS, INC., ITS SUBSIDIARIES AND ITS 40% INTEREST IN TELECOMMUNICATIONS OF NEVADA, LLC AND GIVES EFFECT TO OUR JUNE 4, 1998 REINCORPORATION FROM A WASHINGTON CORPORATION TO A DELAWARE CORPORATION. WE ACCOUNT FOR OUR INVESTMENT IN TELECOMMUNICATIONS OF NEVADA, LLC USING THE EQUITY METHOD. ALL OF OUR OPERATIONAL STATISTICS IN THIS PROSPECTUS INCLUDE 100% OF THE OPERATIONAL STATISTICS OF TELECOMMUNICATIONS OF NEVADA, LLC. ALL OF OUR FINANCIAL AND OPERATIONAL DATA FOR PERIODS PRIOR TO JANUARY 31, 1997 RELATE TO NEXTLINK COMMUNICATIONS, L.L.C., OUR PREDECESSOR ENTITY. THE TERM "OLD NOTES" REFERS TO THE 10 3/4% SENIOR NOTES DUE 2008 THAT WERE ISSUED ON NOVEMBER 12, 1998. THE TERM "NEW NOTES" REFERS TO OUR 10 3/4% SENIOR NOTES DUE 2008 WE WILL ISSUE UNDER THIS EXCHANGE OFFER. THE TERM "NOTES" REFERS TO THE OLD NOTES AND THE NEW NOTES, COLLECTIVELY. ALL CAPITALIZED TERMS USED IN THIS PROSPECTUS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANING ASCRIBED TO THEM IN THE INDENTURE PURSUANT TO WHICH THE NOTES WILL BE ISSUED (THE "INDENTURE").

                                  THE COMPANY

    Craig O. McCaw founded NEXTLINK in 1994 and is the Company's largest and controlling shareholder. We provide telephone and other telecommunications services to our targeted customer base of small and medium-sized businesses using our facilities-based networks and switches. We were one of the first companies to take advantage of the Telecommunications Act of 1996 (the "Telecom Act"), which opened the market for local telecommunications services to competition. In the language of the Telecom Act, we are referred to as a "competitive local exchange carrier" or "CLEC." We compete in each of our markets principally against the existing telephone company in that area that had a monopoly on local service prior to the entry of CLECs. Each of these existing carriers are referred to in the Telecom Act as the "incumbent local exchange carrier" or the "ILEC." We offer our customers an integrated package of high quality local, long distance and enhanced telecommunications services at competitive prices. We also are developing a national network strategy to enable us to offer our customers complete, end-to-end voice and data communications services over our own facilities.

    We develop and operate high capacity, local fiber optic networks with broad market coverage in a growing number of markets across the United States. We currently operate 22 facilities-based networks, and provide switched local, long distance and enhanced services in 36 markets in 14 states. We serve larger markets, including New York, Los Angeles, Chicago, Atlanta, the San Francisco Bay Area, Denver, Dallas and Miami, medium-sized markets, such as Salt Lake City and Nashville, and clusters of smaller markets in Orange County, California and central Pennsylvania.

    In the markets where we provide switched local telecommunications services, we offer our customers a bundled package of local and resold long distance services. In these same local markets we also offer customers dedicated transmission lines for their sole use, as well as direct access to our networks to long distance carriers and other end users. Our target customer base within our markets is small and medium-sized businesses, generally those businesses with fewer than 50 telephone lines (these lines are generally called "access lines" in our industry). Based on consultants' reports, we estimate that as of year end 1997, there were approximately 170 million access lines nationwide, including approximately 55 million business lines.

    Our customer base has been growing rapidly, as the following table demonstrates:

                                                                         TOTAL ACCESS LINES
DATE                                           MARKETS IN SERVICE             INSTALLED
-------------------------------------------  -----------------------  -------------------------
December 31, 1996..........................                 7                     8,511
December 31, 1997..........................                25                    50,131
December 31, 1998..........................                36                   174,182

    We have also improved our quarterly rate of access line installations. The following table illustrates this improvement:

                                                               ACCESS LINE INSTALLATIONS
PERIOD                                                                PER QUARTER
----------------------------------------------------------  -------------------------------
Fourth Quarter 1996.......................................                 1,604
Fourth Quarter 1997.......................................                19,187
Fourth Quarter 1998.......................................                40,075

    Based on our recent successes in expanding and operating our existing networks, as well as new opportunities in other markets, we have recently expanded our growth plan. We now intend to develop networks throughout a majority of the nation's top 30 markets and to serve markets with 27 million addressable business lines by the end of 2000. We plan to launch switched service in San Diego, Washington, D.C. and Seattle in the first half of 1999. We plan to enter other large and medium-sized markets on a stand-alone basis where economic, competitive and other market factors warrant such entry, and will consider pursuing smaller markets where we can extend or cluster an existing network with relatively little incremental capital.

    We believe that a critical factor in the successful implementation of our strategy is the quality of our management team and their extensive experience in the telecommunications industry. NEXTLINK has built a management team that we believe is well suited to challenge the dominance of the ILECs in the local exchange market. Craig O. McCaw, the Company's founder and largest and controlling shareholder, Steven W. Hooper, the Company's Chairman of the Board, Wayne M. Perry, the Company's Vice Chairman and Chief Executive Officer, and George M. Tronsrue III, the Company's President and Chief Operating Officer, each has 15 or more years of experience in leading companies in competitive segments of the telecommunications industry. In addition, the presidents of the Company's operating subsidiaries and the Company's senior officers have an average of 18 years of experience in the telecommunications industry. Mr. Hooper and Mr. Perry were members of the senior management team at McCaw Cellular Communications, Inc. ("McCaw Cellular") during the years in which it became the nation's largest cellular telephone company. Following McCaw Cellular's sale to AT&T Corp. in 1994, Mr. Perry was Vice Chairman of AT&T Wireless Services, Inc. and Mr. Hooper was Chief Executive Officer of AT&T Wireless Services.

BUSINESS STRATEGY

    We have built a customer-focused, locally-oriented organization dedicated to providing switched local and long distance telephone service at competitive prices to small and medium-sized businesses. The six key components of our strategy to become a leading provider of competitive telecommunications services and maximize penetration of our targeted customer base are:

        - DEVELOP HIGH CAPACITY FIBER OPTIC NETWORKS WITH BROAD MARKET COVERAGE. We build high-capacity local networks in the central business districts of our targeted markets using large fiber optic cable bundles. These cables are capable of carrying high volumes of voice, data, video and Internet traffic as well as other high bandwidth services. We employ a uniform technology platform within these networks based on Nortel DMS 500 switches and other common transmission technologies. This architecture enables us to provide direct connections to a high percentage of commercial buildings and ILEC central switching offices situated near our network. We also expect this architecture to result in a higher proportion of traffic that is both originated and terminated on our network, thereby providing higher long-term operating margins. In some markets, we lease unused fiber (generally called "dark fiber") and fiber capacity from third parties to launch facilities-based services and begin building a customer base in advance of completing construction of our own fiber optic network in those markets. We currently utilize both direct connections from our network to buildings in the central business district as well as leased unbundled loop lines from the ILEC to connect off-network customers to our network (commonly referred to as the "last mile"). For off-network buildings, we are also evaluating alternative means for establishing the transport that links our end-user to our network through the use of local multipoint distribution service (generally called "LMDS") wireless spectrum. See "--Recent Developments--NEXTBAND" and "--Recent Developments--Acquisition of WNP Communications, Inc." We also are developing plans for the deployment of data switching and transmission equipment in 1999, including Asynchronous Transfer Mode (ATM), Internet Protocol (IP) and frame-relay facilities, as well as Digital Subscriber Line ("DSL") services. See "--Recent Developments--Covad Strategic Alliance."

        - CONTINUE MARKET EXPANSION. We plan to build our own local facilities-based networks throughout a majority of the nation's top 30 markets and to serve markets with 27 million addressable business lines by the end of 2000. We anticipate continuing our expansion into new geographic areas, including additional large markets, as opportunities arise, either through building new networks, acquiring existing networks or other telecommunications companies, or acquiring or leasing dark fiber and fiber capacity. We will continue to consider clustered market expansion in geographic areas with smaller markets that offer us the opportunity to (1) create economies of scale in management, marketing, sales and network operations, and (2) capture a significant percentage of regional traffic and develop regional pricing plans.

        - DEVELOP NATIONAL CITY-TO-CITY LONG HAUL CONNECTIVITY. We are developing a national strategy that will link our local networks to each other. We anticipate executing this strategy by using our interest in a 16,000 route mile national fiber optic network that links 50 cities in the United States and Canada. This national network is now under construction, and we expect substantially all of its segments to be completed in years 2000 and 2001. Through this network, we will be able to provide our customers with complete, end-to-end communications services over NEXTLINK facilities. The network is designed to support switched voice circuits and packet-switched data services, such as IP, ATM and frame relay. See "--Recent Developments--INTERNEXT."

        - CONTINUE TO FOSTER DECENTRALIZED LOCAL MANAGEMENT AND CONTROL. We believe that our success has been enhanced by our locally based management teams. The Company has recruited experienced entrepreneurs and industry executives as presidents of each of its regional groups of operating subsidiaries, many of whom have previously built and led their own start-up telecommunications businesses. The local presidents and their teams are charged with achieving growth objectives in their respective markets and have decision making authority in the following key areas: customer care, network growth and building connectivity, and managing the relationship and provisioning efforts with the ILEC. We believe that this local management focus will provide a critical competitive edge in customer acquisition and retention in each market.

        - PROVIDE BUNDLED TELECOMMUNICATIONS THROUGH DIRECT SALES AND EFFECTIVE CUSTOMER CARE ORGANIZATIONS. Currently, we primarily focus our sales efforts on businesses and professional groups having fewer than 50 access lines. We have a record of success in penetrating this market, where we believe that ILECs are less likely to apply significant resources towards retaining customers. To reach and retain these customers, we have established and are continuing to build a highly motivated and experienced direct sales force and customer care organization with direct and personal relationships with our customers. We have expanded our sales force from 223 salespeople (152 dedicated to CLEC sales) at December 31, 1997 to 288 salespeople (244 dedicated to CLEC sales) at September 30, 1998. To ensure customer satisfaction, each customer is assigned a single customer care representative who is responsible for solving problems and responding to customer inquiries. We have expanded our customer care organization from 162 customer care employees at December 31, 1997 to 220 customer care employees at September 30, 1998.

        - CONTINUOUSLY IMPROVE PROVISIONING PROCESSES TO ACCELERATE REVENUE GROWTH. The process of transitioning new CLEC customers from an ILEC's network to our network is complex. Therefore, we continue to identify and focus on implementing best provisioning practices so that we will be able to provide rapid and seamless customer transitions. To support the provisioning of our services, we are implementing a comprehensive information technology platform geared toward delivering information and automated ordering and provisioning capability directly to our internal staff. Eventually, we anticipate being able to deliver this capability to the end user. We believe that our provisioning practices and our comprehensive information technology platform, as it is developed, will allow us to more rapidly implement switched local services in our targeted markets and to shorten the time between the receipt of a customer order and the generation of revenues. Our improving capacity to provision access lines to our networks is reflected in the increased number of access lines we install per business day. In those markets where we have offered switched local services since 1996, we have increased our installation rate from 108 installations per business day during the fourth quarter of 1997 to 132 installations per business day during the fourth quarter of 1998.

FINANCING PLAN

    The net proceeds from the sale of the Old Notes, together with unrestricted cash and investments balances of $1,176.8 million at September 30, 1998, has provided us with $1,665.3 million of pro forma cash and investments available to pursue our growth plan. Our current plan contemplates an aggressive expansion into a number of new markets throughout the United States. We may pursue various alternatives for achieving our growth strategy, including: additional network construction; additional leases of network capacity from third party providers; acquisitions of existing networks; and joint ventures such as INTERNEXT. We also anticipate that a substantial amount of additional capital expenditures will be made in 1999 and beyond. We expect the funding for these expenditures to be provided by existing cash balances, future vendor and/or credit facilities, future public or private sales of debt securities, future public or private sales of capital stock and joint ventures. The Indenture governing the terms of the notes does not limit the amount that we may invest directly or indirectly in Restricted Subsidiaries or certain joint ventures (including INTERNEXT) engaged in one or more Telecommunications Businesses or the amount of Debt that we may incur to fund investments in Restricted Subsidiaries or joint ventures. See "Description of the Notes."

                              RECENT DEVELOPMENTS

INTERNEXT

    In July 1998, we announced the formation of INTERNEXT L.L.C. ("INTERNEXT"). NEXTLINK and Eagle River Investments, L.L.C. ("Eagle River") each beneficially owns 50% of INTERNEXT. Eagle River is the holding company (owned principally by Craig O. McCaw) that is our largest shareholder. INTERNEXT has entered into a Cost Sharing and IRU Agreement (the "Cost Sharing Agreement") with Level 3 Communications, LLC ("Level 3"). Level 3 is constructing a national fiber optic network that is expected to cover more than 16,000 route miles with six or more conduits and connect 50 cities in the United States and Canada. INTERNEXT has an exclusive interest in 24 fibers in a shared, filled conduit. INTERNEXT also has an exclusive interest in one empty conduit and the right to 25% of the fibers pulled through the sixth and any additional conduits in the network. INTERNEXT has a $700 million commitment under the Cost Sharing Agreement, which is payable largely as segments of the network are built out and accepted by INTERNEXT. INTERNEXT expects the network build-out to occur substantially in years 2000 and 2001. We have guaranteed 50% of the financial obligations of INTERNEXT under the Cost Sharing Agreement. Together with Eagle River, we also have guaranteed the performance of certain other obligations of INTERNEXT under the Cost Sharing Agreement.

NEXTBAND

    NEXTLINK and Nextel Communications, Inc., a wireless telecommunications company in which Eagle River holds a substantial interest, each owns 50% of NEXTBAND Communications, L.L.C. NEXTBAND acquired LMDS licenses for 42 markets covering approximately 114 million persons located within the licensed areas ("POPs") through a Federal Communications Commission ("FCC")-sponsored auction. We have reached an agreement in principle with Nextel to acquire Nextel's 50% interest in NEXTBAND. LMDS is a newly-authorized fixed broadband point-to-multipoint service which the license holder may deploy for wireless local loop telephony, mobile wireless backhaul services, high-speed data transfer, video broadcasting and videoconferencing, in any combination. We are evaluating means to use our access to NEXTBAND's LMDS spectrum to enhance our ability to connect customers to our fiber rings and to deploy fixed wireless telephony technologies using LMDS spectrum, where we determine that it is cost effective to do so. Our acquisition of Nextel's interest in NEXTBAND will be subject to certain conditions, including approval by the FCC.

ACQUISITION OF WNP COMMUNICATIONS, INC.

    On January 14, 1999, we entered into an agreement to acquire WNP Communications, Inc. ("WNP") for approximately $695 million, payable in cash and our Class A Common Stock. Of this amount, approximately $152.9 million will be paid to the FCC for license fees, including interest thereon. Pursuant to this acquisition, we will receive 39 A block LMDS wireless licenses covering 98 million POPs and one B block LMDS wireless license covering 16 million POPs. After combining the wireless LMDS licenses that we have agreed to acquire from WNP with the licenses that we own through our interest in NEXTBAND, we will become the largest holder of LMDS wireless spectrum in North America, covering approximately 95 percent of the POPs in the 30 largest markets in the United States. Our acquisition of WNP is subject to certain conditions, including approval by the FCC.

COVAD STRATEGIC ALLIANCE

    On January 4, 1999, we announced a strategic agreement with Covad Communications Group, Inc., a leading provider of high-speed digital communication services using DSL technology. DSL technology is designed to decrease performance bottlenecks of the existing public switched telephone networks by increasing the data carrying capacity of copper telephone lines. Under this agreement, we have invested $20 million in Covad. In addition, Covad will become a preferred provider of DSL services to NEXTLINK. NEXTLINK will also be a preferred provider to Covad for local transport and collocation services for Covad's regional data centers.

MANAGEMENT

    At its meeting on June 4, 1998, our Board of Directors amended the Company's Bylaws to increase the size of the Board from nine to ten persons. At that meeting, our Board appointed Gregory J. Parker to fill the new vacancy. Mr. Parker, who is 41 years old, is President of Ampersand Holdings, Inc., an investment management company. He was a partner of the law firm of Seed, Mackall & Cole LLP from 1990 to 1998, where his practice emphasized financing, capital investment and real estate matters. From 1994 to 1997, he was Managing Partner of the firm. Mr. Parker also is the trustee of the Ampersand Telecom Trust ("Ampersand"). Ampersand owns 9,722,649 shares of our Class B Common Stock. Ampersand's holdings represent 33% of the outstanding shares of our Class B Common Stock, 18% of the total outstanding shares of our common stock, and 31% of the total voting power of our outstanding common stock. The beneficiary of Ampersand is Wendy P. McCaw.

    Effective July 17, 1998, James F. Voelker resigned as President and from our Board of Directors. Our Board of Directors elected George M. Tronsrue, III, who had been serving as the Company's Chief Operating Officer, to the additional office of President, but has not filled the Board of Directors vacancy resulting from Mr. Voelker's resignation.

    Effective January 21, 1999, Scot Jarvis resigned from our Board of Directors. We have announced that we expect our Board of Directors to appoint Nicolas Kauser to our Board of Directors to fill the vacancy created by the resignation of Mr. Jarvis. From 1994 until his recent retirement, Mr. Kauser was Executive Vice President and Chief Technology Officer of AT&T Wireless Services. From 1990 until 1994, Mr. Kauser was Chief Technology Officer of McCaw Cellular, which merged with AT&T Wireless in 1994.

                               THE EXCHANGE OFFER

The Exchange Offer...........  We are offering to exchange $1,000 principal amount of our
                               10 3/4% Senior Notes due 2008 that have been registered
                               under the Securities Act for each $1,000 principal amount of our outstanding 10 3/4% Senior Notes due 2008 which were
                               issued on November 4, 1998 in a private offering. In order to exchange your unregistered notes, you must properly
                               tender your Old Note and we must properly accept your
                               tender. We will exchange all outstanding Old Notes that are validly tendered and not validly withdrawn. When the
                               Exchange Offer is complete, the terms of the New Notes will be identical in all material respects to the terms of the
                               Old Notes. The New Notes, however, will not bear legends
                               restricting their transfer because they will have been
                               registered under the Securities Act. In addition, because
                               the New Notes are registered, they will not have terms
                               providing for an increase in interest rate in the event they are not registered.

Minimum Condition............  The Exchange Offer is not subject to any minimum amount of
                               Old Notes being tendered for exchange.

Expiration Date..............  The Exchange Offer will expire at 5:00 p.m., New York City
                               time, on               1999, unless we decide to extend the
                               expiration date.

Exchange Date................  We will consummate the exchange of New Notes for Old Notes on the first business day after the expiration date.

Conditions to the Exchange
  Offer......................  The Exchange Offer is subject to only one condition: that the Exchange Offer not violate applicable law or any
                               applicable interpretation of the Staff of the Securities and
                               Exchange Commission.

Withdrawal Rights............  You may withdraw your tender of Old Notes at any time before
                               5:00 p.m., New York City time, on the expiration date.

Federal Income Tax
  Consequences...............  The exchange of Notes will not be a taxable event for United
                               States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Certain Representations......  If you desire to participate in the Exchange Offer, you will be required to make the following representations:

                               - You are not one of our "affiliates" (as defined in Rule
                               405 of the Securities Act);

                               - You are not engaged in, do not intend to engage in, and
                               have no arrangement or understanding with any person to
                                 participate in, a distribution of the New Notes; and

                               - You are acquiring the New Notes in the ordinary course of your business.

Transfer Restrictions on New
  Notes......................  If the representations that you make to us are true then we believe that the New Notes issued in the Exchange Offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act. Otherwise, if you transfer any New Note issued to you without delivering a
                               prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes
                               from such requirements, you may incur liability under the
                               Securities Act. We will not assume or indemnify you against such liability.

                               If you are a broker-dealer and you are issued New Notes in the Exchange Offer for your own account in exchange for Old
                               Notes and you acquired the Old Notes which were acquired by that broker-dealer as a result of market-making or other
                               trading activities you must acknowledge that you will
                               deliver a prospectus meeting the requirements of the
                               Securities Act in connection with any resale of the New
                               Notes issued in the Exchange Offer. A broker-dealer may use this Prospectus for an offer to resell, resale or other
                               retransfer of the New Notes.

Effect on Holders of Old       You are entitled to exchange your Old Notes for New Notes
  Notes......................  with substantially identical terms. The Exchange Offer is intended to satisfy these rights. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes. If
                               you do not tender your Old Notes, or if your Old Notes are tendered but unaccepted, your Old Notes will be subject to the restrictions on transfer provided for in the Old Notes and the indenture relating to the Old Notes. To the extent that Old Notes are tendered and accepted in the Exchange
                               Offer, the trading market, if any, for the Old Notes could be adversely affected.

                                 THE NEW NOTES

Issuer.......................  NEXTLINK Communications, Inc.

Maturity.....................  November 15, 2008.

Interest.....................  Interest accrues from November 12, 1998 at the rate of
                               10 3/4% per year, payable semi-annually in arrears on each
                               May 15 and November 15, beginning on May 15, 1999.

Ranking......................  The New Notes:

                               - are unsecured indebtedness of NEXTLINK;

                               - rank equal in right of payment with all of our existing
                               and future senior unsecured obligations;

                               - are senior in right of payment to all of our existing and future subordinated indebtedness;

                               - will be effectively subordinated to all indebtedness and other liabilities (including trade payables) and commitments of our subsidiaries; and

                               - will be effectively subordinated to certain of our secured indebtedness to the extent of such security interests.

Optional Redemption..........  On or after November 15, 2003, the New Notes will be redeemable, at our option, in whole or in part, at any time or from time to time, at the redemption prices described in this Prospectus under the heading "Description of the
                               Notes--Optional Redemption" plus accrued and unpaid
                               interest, if any, to the date of redemption. In addition,
                               prior to November 15, 2001, New Notes having a principal
                               amount of up to approximately $166.667 million may be
                               redeemed at a redemption price equal to 112.75% of the
                               principal amount thereof with the net cash proceeds of
                               certain public offerings of equity in our company.

Change of Control............  Upon certain specific kinds of changes of control of
                               NEXTLINK, we are required to make an offer to purchase the registered Notes from you at a purchase price equal to 101%
                               of their aggregate principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants....................  The indenture under which the Old Notes have been and the
                               New Notes are being issued contains certain covenants for
                               your benefit which, among other things and subject to
                               certain exceptions, restrict our ability and the ability of our subsidiaries to:

                               - incur indebtedness;

                               - make certain payments;

                               - issue capital stock of certain of our subsidiaries;

                               - repurchase our stock or subordinated indebtedness;

                               - enter into transactions with stockholders and affiliates;

                               - create liens;

                               - pay dividends or make other distributions;

                               - engage in sale-leaseback transactions; and

                               - consolidate, merge or sell all or substantially all of our assets or the assets of our subsidiaries.

                               The indenture allows modification and amendment of these and other covenants by a vote of holders of a majority in
                               aggregate principal amount of the notes, subject to certain exceptions described in the Indenture. Also, holders of a
                               majority in aggregate principal amount of the Notes may
                               waive our compliance with certain other restrictive
                               covenants in the indenture.

Use of Proceeds..............  We will not receive any proceeds from the Exchange Offer.

    For additional information regarding the Notes, see "Description of the Notes" and "Certain United States Federal Income Tax Consequences."

                                  RISK FACTORS

    See "Risk Factors" immediately following this summary for a discussion of certain factors that you should consider in connection with your investment in the New Notes to be issued in the Exchange Offer.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)
    We have summarized below our historical consolidated financial data as of and for the years ended December 31, 1996 and 1997. This data is derived from and qualified by reference to our audited Consolidated Financial Statements included in our 1997 Form 10-KSB, which is incorporated in this Prospectus by reference. Our Consolidated Financial Statements as of and for the years ended December 31, 1996 and 1997 have been audited by Arthur Andersen LLP, independent public accountants.
    You should be aware that the operating results shown below for the three and nine-month periods ended September 30, 1998 may not be indicative of what actual results will be for the full year ending December 31, 1998. The operating data presented below are derived from our records.
    All of the data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our 1997 Form 10-KSB and our 1998 Form 10-Qs. All data should also be read in conjunction with our audited and unaudited Consolidated Financial Statements and notes thereto, which are also included in our 1997 Form 10-KSB and our 1998 Form 10-Qs. Our 1997 Form 10-KSB and our 1998 Form 10-Qs are incorporated in this Prospectus by reference.
    Our financial results for the years ended December 31, 1996 and 1997 include the results of ITC, which was acquired in December 1996, and Linkatel Pacific, L.P. ("Linkatel"), which was acquired in February 1997, from their respective dates of acquisition.

                                                                                        NINE MONTHS        THREE MONTHS ENDED
                                                                   YEAR ENDED              ENDED
                                                                  DECEMBER 31,         SEPTEMBER 30,         SEPTEMBER 30,
                                                              --------------------  --------------------  --------------------
                                                                1996       1997       1997       1998       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $  25,686  $  57,579  $  35,058  $  96,392  $  13,390  $  37,817
Costs and expenses:
  Operating.................................................     25,094     54,031     35,857     85,448     13,916     32,828
  Selling, general and administrative.......................     31,353     75,732     48,421    109,599     19,318     41,565
  Deferred compensation.....................................      9,914      3,247      1,449      3,104        334      1,720
  Depreciation and amortization.............................     10,340     27,190     14,460     37,141      5,529     14,778
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations........................................    (51,015)  (102,621)   (65,129)  (138,900)   (25,707)   (53,074)
Interest income.............................................     10,446     27,827     15,560     56,116      4,868     21,559
Interest expense............................................    (30,876)   (54,495)   (32,787)   (99,050)   (10,746)   (37,434)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Loss before minority interests..............................    (71,445)  (129,289)   (82,356)  (181,834)   (31,585)   (68,949)
Minority interests..........................................        344        285         --         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Net loss....................................................  $ (71,101) $(129,004) $ (82,356) $(181,834) $ (31,585) $ (68,949)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
Ratio of earnings to fixed charges(1).......................         --         --         --         --         --         --
EBITDA(2)...................................................  $ (30,761) $ (72,184) $ (49,220) $ (98,655) $ (19,844) $ (36,576)
Summary Cash Flow Information:
  Net cash used in operating activities.....................    (40,563)   (94,495)   (59,233)  (104,770)   (13,436)   (25,717)
  Net cash provided by (used in) investing activities.......   (227,012)  (470,195)  (141,490)  (793,401)   (36,032)   117,902
  Net cash provided by (used in) financing activities.......    343,032    876,957    268,004    901,447     (5,207)      (265)
  Capital expenditures, including acquisitions of businesses
    (net of cash acquired) and investments in affiliates
    (3).....................................................     85,872    232,069    130,727    209,136     36,032     82,484

                                                                                       AS OF SEPTEMBER 30, 1998
                                                                  AS OF DECEMBER 31,   -------------------------
                                                                 --------------------              AS ADJUSTED
                                                                   1996       1997      ACTUAL         (4)
                                                                 ---------  ---------  ---------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities...............  $ 124,520  $ 742,357  $1,176,843   $1,665,343
Pledged securities(5)..........................................    101,438     62,610     42,992        42,992
Working capital................................................    137,227    741,685  1,160,244     1,648,744
Property and equipment, net....................................     97,784    253,653    448,550       448,550
Total assets...................................................    390,683  1,217,153  2,026,178     2,526,178
Long-term debt and capital lease obligations, less current
  portion......................................................    356,262    757,640  1,518,167     2,018,167
14% Preferred Shares, net of issuance costs....................         --    313,319    349,174       349,174
6 1/2% Cumulative Convertible Preferred Stock, net of issuance
  costs........................................................         --         --    194,084       194,084
Equity units subject to redemption.............................      4,950         --         --            --
Class B common stock subject to redemption.....................         --      4,950         --            --
Total shareholders' equity (deficit)...........................    (18,654)    68,460   (137,828)     (137,828)

                                                     AS OF          AS OF         AS OF        AS OF         AS OF
                                                 SEPTEMBER 30,  DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                                     1997           1997          1998         1998          1998
                                                 -------------  -------------  -----------  -----------  -------------
OPERATING DATA(6):
Route miles(7).................................        1,757          1,897         2,036        2,099         2,150
Fiber miles(8).................................      124,399        133,224       141,788      152,225       158,987
On-net buildings connected(9)..................          479            513           571          658           736
Switches installed(10).........................           13             13            14           17            18
Access lines in service(11)....................       30,944         50,131        72,834      102,887       134,107
Employees......................................        1,027          1,327         1,499        1,765         2,065

------------------------------
(1) For the years ended December 31, 1996 and 1997, and for the three and nine-month periods ended September 30, 1997 and 1998, earnings were insufficient to cover fixed charges during the periods presented by the amount of loss before minority interests of $71,445, $129,289, $31,585, $82,356, $68,949 and $181,834, respectively.
(2) EBITDA consists of net loss before net interest expense, minority interests, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements.
(3) Total capital expenditures, acquisitions, and investments in affiliates were funded as follows:

                                                                                                 THREE MONTHS ENDED
                                                         YEAR ENDED        NINE MONTHS ENDED
                                                        DECEMBER 31,         SEPTEMBER 30,         SEPTEMBER 30,
                                                    --------------------  --------------------  --------------------
                                                      1996       1997       1997       1998       1997       1998
                                                    ---------  ---------  ---------  ---------  ---------  ---------
Cash expended.....................................  $  72,042  $ 210,545  $ 130,727  $ 209,136  $  36,032  $  82,484
Debt issued and assumed...........................      8,228      5,000         --         --         --         --
Equity issued.....................................      5,602     16,524         --         --         --         --
                                                    ---------  ---------  ---------  ---------  ---------  ---------
Total.............................................  $  85,872  $ 232,069  $ 130,727  $ 209,136  $  36,032  $  82,484
                                                    ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------

(4) As adjusted to give effect to the net proceeds to the Company of the sale of the Old Notes.
(5) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on the Company's 12 1/2% Senior Notes due April 15, 2006.
(6) The operating data include the statistics of the Las Vegas network, which the Company manages and in which the Company has a 40% membership interest.
(7) Route miles refers to the number of miles of the telecommunications path in which the Company-owned or leased fiber optic cables are installed.
(8) Fiber miles refers to the number of route miles installed along a telecommunications path, multiplied by the Company's estimate of the number of fibers along that path.
(9) Represents buildings physically connected to the Company's networks, excluding those connected by unbundled ILEC facilities. As of September 30, 1998, the Company had 10,424 buildings physically connected to its networks, including those buildings connected through unbundled ILEC facilities.
(10) All switch counts include two long distance switches acquired in the ITC acquisition as well as the switch installed in NEXTLAB, the Company's testing facility.
(11) Represents the number of access lines in service for which the Company is billing services, including those lines which are provided through resale of Centrex services. The Company serviced 3,312 resold Contrex access lines as of September 30, 1998. The Company defines an access line as a telephone connection between a customer purchasing local telephone services and NEXTLINK. This connection does not include the concept of access line equivalents (ALEs), and is a one-for-one relationship with no multipliers used for trunk ratios, except for those trunks over which primary rate interface (PRI) service is provided, which are counted as 23 access lines. As of December 31, 1998, the Company had 174,182 access lines installed.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, before tendering your Old Notes for the New Notes offered in this exchange offer, you should consider carefully the factors which follow. Other than factors entitled "Consequences of Failure to Exchange" and "Absence of a Public Market for the New Notes; Possible Volatility of Note Price", these risk factors are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    If you do not exchange your Old Notes for New Notes pursuant to this Exchange Offer, you will continue to be subject to the restrictions on transfer of your Old Notes as set forth in the legend set forth on the Old Notes because the Old Notes have not been registered under the Securities Act or applicable state securities laws. In general, the Old Notes may be offered or sold only if they are registered under the Securities Act and applicable state securities laws, unless they are sold pursuant to an exemption from the Securities Act and state securities laws. Except under certain limited circumstances, we do not intend to register the Old Notes under the Securities Act.

    If you tender in the Exchange Offer for the purpose of participating in a distribution of New Notes, the New Notes that you receive will be deemed to be restricted securities. To the extent that your New Notes are deemed to be restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of such New Notes. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes which are not tendered, and the price at which the Old Notes may be sold, could be adversely affected. See "The Exchange Offer."

LEVERAGE

    As of September 30, 1998, our outstanding consolidated liabilities (including current portion) were $1,620.7 million. As adjusted for the sale of the Old Notes, our outstanding consolidated liabilities (including current portion) would have been $2,120.7 million. Of the consolidated liabilities outstanding as of September 30, 1998:

    - $350.0 million was outstanding under the 12 1/2% Notes, which will rank PARI PASSU with the Notes;

    - $400.0 million was outstanding under the 9 5/8% Notes, which will rank PARI PASSU with the Notes,

    - approximately $334.4 million was outstanding under the 9% Notes, which will rank PARI PASSU with the Notes;

    - approximately $418.9 million was outstanding under the 9.45% Notes, which will rank PARI PASSU with the Notes; and

    - approximately $60.2 million was outstanding pursuant to miscellaneous obligations of the Company's subsidiaries.

    Pursuant to the Indenture, we and our subsidiaries are limited in, but not prohibited from, incurring additional indebtedness, and we may incur substantial additional indebtedness during the next few years. Additional indebtedness of the Company may rank PARI PASSU with the Notes in certain circumstances, while additional indebtedness of our subsidiaries effectively will rank senior to the Notes. See "Description of the Notes." Our ability to satisfy our obligations will be dependent upon our future performance, which is subject to prevailing economic conditions and financial, business, regulatory and other factors, including factors beyond our control. In the near term, we do not expect our operating cash flow to be sufficient to meet our debt service requirements. We cannot assure you that we will be able to repay the Notes or other indebtedness at maturity or that we will be able to refinance the Notes or other indebtedness at maturity. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In addition, our operating flexibility with respect to certain business matters is, and will continue to be, limited by covenants contained in the indenture relating to the Notes that you hold and the indentures relating to the 12 1/2% Notes, the 9 5/8% Notes, the 9% Notes and the 9.45% Notes. Among other things, these covenants limit our ability and our subsidiaries' ability to incur additional indebtedness, create liens upon assets, apply the proceeds from the disposal of assets, make dividend payments and other distributions on capital stock and redeem capital stock. We can give no assurance that these covenants will not adversely affect our ability to finance our future operations or our capital needs or our ability to engage in other business activities that may be in our interest. In addition, the terms of the our 14% Senior Exchangeable Redeemable Preferred Shares, par value $.01 per share (the "14% Preferred Shares"), restrict our ability to incur additional indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE; UNSECURED OBLIGATIONS; EFFECTIVE SUBORDINATION OF THE
  NOTES

    We are a holding company and we derive substantially all of our revenues from our subsidiaries. We intend to lend or contribute substantially all of the net proceeds from the sale of the Notes to certain of our subsidiaries or joint ventures.

    The Notes are not secured by any of the assets of the Company. The indenture relating to the Notes permits us to incur secured debt, including, among other things:

    - unlimited amounts of purchase money indebtedness; and

    - indebtedness up to the greater of (x) $175 million and (y) 85% of the Eligible Receivables (as defined in the indenture), which may be used for any purpose.

    With respect to assets securing any indebtedness, holders of any such secured indebtedness will have claims that are prior to the claims of the holders of the Notes. In addition, the Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. See "Description of the Notes--Covenants--Limitation on Consolidated Indebtedness" and "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries." As of September 30, 1998, $43.0 million of U.S. Treasury securities was pledged to secure our obligations under the 12 1/2% Notes.

    We will be dependent upon payments from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal of and interest on the Notes. The ability of our subsidiaries to make these payments will be subject to, among other things, the availability of sufficient cash and may be subject to restrictive covenants in future debt agreements. Our subsidiaries are party to certain capital lease obligations. We may borrow funds at the subsidiary level in the future.

NEGATIVE CASH FLOW AND OPERATING LOSSES; LIMITED HISTORY OF OPERATIONS

    The development of our businesses and the installation and expansion of our networks require significant expenditures. A substantial portion of these expenditures must be made before we may realize any revenue. Certain of these expenditures are expensed as incurred, while certain other expenditures are capitalized. These expenditures, together with the associated early operating expenses, result in negative cash flow and operating losses. These negative cash flows and operating losses will continue until an adequate revenue base is established. We cannot assure you that an adequate revenue base will be established or sustained for any of our networks. Our operations resulted in a net loss of $129.0 million and negative cash flow from operations of 94.5 million for the year ended December 31,

1997. We also incurred a net loss of $181.8 million and negative cash flow from operations of $104.8 million for the nine-month period ended September 30, 1998. We will continue to incur significant expenditures in the future in connection with the acquisition, development and expansion of our networks, services and customer base. We cannot assure you that we will achieve or sustain profitability or generate positive cash flow in the future. See "Selected Historical Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS; SUBSTANTIAL INDEBTEDNESS

    We will require significant capital expenditures in order to expand our existing networks and services. We will also require significant capital expenditures for the development and acquisition of new networks and services. We will continue to evaluate additional revenue opportunities in each of our markets. When and if attractive additional opportunities develop, we plan to make capital investments in our networks that might be required to pursue such opportunities. We expect to meet our additional capital needs with:

    - the proceeds from credit facilities and other borrowings;

    - the proceeds from public or private sales of debt securities;

    - the public or private sale or issuance of equity securities; and

    - through joint ventures.

    We cannot assure you that we will be successful in raising sufficient additional capital on terms that we will consider acceptable. In the near term, we do not expect our operations to produce positive cash flow in sufficient amounts to service our debt and to pay cash dividends on our 6 1/2% Cumulative Convertible Preferred Stock, liquidation preference $50 per share (the "6 1/2% Preferred Stock"). Based on our obligations as of September 30, 1998, after giving effect to the sale of the Old Notes, we will require approximately $157.3 million in unrestricted cash in order to service our debt and make payment of preferred dividends in 1999. If we fail to raise and generate sufficient funds, we may be required to delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and our ability to compete in the telecommunications services industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    We expect to incur substantial additional indebtedness (including secured indebtedness) during the next few years to finance, among other things, the following:

    - the acquisition, construction and expansion of networks;

    - the potential acquisition of telecommunications companies;

    - the construction and deployment of facilities associated with LMDS spectrum and the possible acquisition of additional spectrum;

    - the purchase of additional switches and data switching and transmission equipment, including ATM and frame-relay facilities;

    - the offering of switched local and long distance services;

    - the introduction of other new service offerings, including DSL services;

    - the development and implementation of a comprehensive information technology platform; and

    - the funding of INTERNEXT and the construction and deployment of facilities associated with INTERNEXT's network.

    The indenture relating to the Notes does not place a limit on the amount that we may invest directly or indirectly in:

    - Restricted Subsidiaries;

    - certain joint ventures (including INTERNEXT) engaged in one or more Telecommunications Businesses; or

    - the amount of Debt that we may incur to fund investments in Restricted Subsidiaries or such joint ventures.

    As of September 30, 1998, after giving effect to the sale of the Old Notes, our total consolidated liabilities would have been approximately $2,120.7 million. The future funding requirements discussed above are based on our current estimates. We cannot assure you that actual expenditures and funding requirements will not be significantly higher or lower.

RISKS ASSOCIATED WITH IMPLEMENTATION OF GROWTH STRATEGY

    The expansion and development of our operations (including the construction and acquisition of additional networks) will depend on, among other things, our ability to assess markets, identify, finance and complete suitable acquisitions, design fiber optic network backbone routes, install fiber optic cable and facilities, including switches, and obtain rights-of-way, building access rights and any required government authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, we have experienced rapid growth since our inception, and we believe that sustained growth places a strain on our operational, human and financial resources. The following items are important for us to manage our growth:

    - we must continue to improve our operating and administrative systems including the continued development of effective systems relating to ordering, provisioning and billing for telecommunications services; and

    - we must continue to attract and retain qualified managerial, professional and technical personnel.

    We cannot assure you that we will be able to implement and manage successfully our growth strategy. Our growth strategy also involves the following risks:

    QUALIFIED PERSONNEL. We believe that a critical component for our success will be the attraction and retention of qualified managerial, professional and technical personnel. We expect to continue to experience significant competition in the attraction and retention of personnel who possess the skill sets that we seek. Although we have been successful in attracting and retaining qualified personnel, we cannot assure you that we will not experience a shortage of qualified personnel in the future.

    SWITCH AND EQUIPMENT INSTALLATION. The provision of switched local service is an essential element of our current strategy. We cannot assure you that the installation of the required switches, fiber optic cable and associated electronics necessary to implement our business plan will continue to be completed on time. Additionally, we cannot assure you that, during the testing of these switches and related equipment, we will not experience technological problems that cannot be resolved. If we fail to install and operate additional switches and other network equipment successfully, there could be a material adverse effect upon our ability to enter additional markets as a single source provider of telecommunications services.

    INTERCONNECTION AGREEMENTS. We have agreements or are currently negotiating agreements for the interconnection of our networks with the networks of the ILEC covering each market in which we either have or are constructing a network. We may be required to negotiate new, or renegotiate existing, interconnection agreements as we enter new markets in the future. We cannot assure you that we will successfully negotiate such other agreements for interconnection with the ILEC or renewals of existing interconnection agreements. If we fail to negotiate required interconnection agreements, there could be a material adverse effect upon our ability to enter rapidly the telecommunications market as a single source provider of telecommunications services.

    ORDERING, PROVISIONING AND BILLING. We have developed processes and procedures and are working with external vendors, including the ILECs, in the following areas: (1) the implementation of customer orders for services; (2) the provisioning, installation and delivery of such services; and (3) monthly billing for those services. In connection with our development of a comprehensive information technology platform, we are developing and implementing automated internal systems for processing customer orders, provisioning and billing. If we fail to develop effective internal processes and systems for these service elements or if our current vendors or the ILECs fail to deliver effective ordering and provisioning services (including establishing sufficient capacity and facilities on the ILECs' networks to service the Company), there could be a material adverse effect upon our ability to achieve our growth strategy.

    PRODUCTS AND SERVICES. We expect to continue to enhance our systems in order to offer our customers switched local services and other enhanced products and services in all of our networks as quickly as practicable and as permitted by applicable regulations. We believe our ability to offer, market and sell these additional products and services will be important to our ability to meet our long-term strategic growth objectives. However, our ability to offer, market and sell these additional products and services is also dependent on our ability to obtain the needed capital, additional favorable regulatory developments and the acceptance of such products and services by our customers. We cannot assure you that we will be able to obtain such capital or that such developments or acceptance will occur.

    ACQUISITIONS. In addition to expansion through internal development, we may expand our networks and service offerings through acquisitions, which could be material. Such acquisitions, if made, could divert our resources and management time and would require integration with our existing networks and services. There can be no assurance that any such acquisitions will occur or that any such acquisitions, if made, would be on terms favorable to us or would be successfully integrated into our operations.

NEED TO OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY

    In order for us to acquire and develop our networks, we must obtain local franchises and other permits, as well as rights to utilize underground conduit and aerial pole space and other rights-of-way and fiber capacity from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. We cannot assure you that we will be able to maintain our existing franchises, permits and rights or to obtain and maintain the other franchises, permits and rights needed to implement our business plan on acceptable terms. We do not believe that any of the existing arrangements will be canceled or will not be renewed as needed in the near future. However, cancellation or non-renewal of certain of such arrangements could materially adversely affect our business in the affected metropolitan area. In addition, our failure to enter into and maintain any such required arrangements for a particular network, including a network which is already under development, may affect our ability to acquire or develop that network.

COMPETITION

    In each of the markets served by our networks, we compete principally with the ILEC serving that area. ILECs are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. Although recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as us, these regulations also provide the ILECs with increased pricing flexibility for their private line, special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, then our income (as well as the income of other competitors to the ILECs) could be materially adversely affected. Other decisions by regulatory agencies which give the ILECs increased pricing flexibility or other regulatory relief could also have a material adverse effect on the Company (as well as other competitors to the ILECs). For instance, in an effort to speed the nationwide deployment of advanced telecommunications services, the FCC has proposed to allow ILECs' to deploy across LATA boundaries advanced telecommunications services, including data services, even where the ILEC has not yet met the Telecom Act's conditions for entering the long distance market.

    We also face, and expect to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T Corp. ("AT&T"), MCI WorldCom, Inc. ("MCI WorldCom") and Sprint Corporation ("Sprint"), and from other CLECs, competitive access providers ("CAPs"), cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. In addition, we could face significant new competitors as a result of a continuing trend toward combinations and strategic alliances in the telecommunications industry. The Telecom Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including NEXTLINK, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecom Act are implemented and enforced could have a material adverse effect on our ability to successfully compete against ILECs and other telecommunications service providers. We also compete with equipment vendors and installers, and telecommunications management companies with respect to certain portions of our business. Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of the Company, as well as other competitive advantages over the Company.

    We also compete with long distance carriers in the provision of long distance services. Although the long distance market is dominated by three major competitors, AT&T, MCI WorldCom and Sprint, hundreds of other companies also compete in the long distance marketplace.

REGULATION

    We are subject to varying degrees of federal, state and local regulation. In each state in which we desire to offer our services, we are required to obtain authorization from the appropriate state commission. Although we have received such authorization for each of our operational markets, there can be no assurance that we will receive such authorization for markets to be launched in the future. We are not currently subject to price cap or rate of return regulation, nor are we currently required to obtain FCC authorization for the installation, acquisition or operation of our wireline network facilities. Further, the FCC has determined that non-dominant carriers, such as NEXTLINK and our subsidiaries, are not required to file interstate tariffs for interstate access and domestic long distance service on an ongoing basis. However, on February 13, 1997, the United States Court of Appeals for the District of Columbia granted motions for a stay of this FCC detariffing order pending judicial review of that order. The result of this stay is that all carriers, including NEXTLINK and our subsidiaries, must continue to file tariffs for interstate long distance services. The FCC requires us and our subsidiaries to file interstate tariffs on an ongoing basis for interstate and international interexchange traffic. Our subsidiaries that provide or will provide intrastate services are also generally subject to certification and tariff or price list filing requirements by state regulators. Although passage of the Telecom Act should result in increased opportunities for companies that are competing with the ILECs, we cannot assure you that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on NEXTLINK. In addition, although the Telecom Act provides incentives to the ILECs that are subsidiaries of Regional Bell Operating Companies ("RBOCs") to enter the long distance service market, we cannot assure you that these ILECs will negotiate quickly with us (or other competitors) for the required interconnection of our networks (or the competitor's network) with those of the ILEC.

    The FCC has significant responsibility in the manner in which the Telecom Act will be implemented, especially in the areas of universal service, access charges, numbering, number portability and price caps. The details of the rules adopted by the FCC will have a significant effect in determining the extent to which barriers to competition in local services are removed, as well as the time frame within which such barriers are eliminated. The FCC may also grant ILECs increased flexibility to enable them to respond to competition for special access, private line services and advanced telecommunications services. In September 1998, the FCC ruled that certain ILEC "teaming" arrangements with long distance carriers, which would have allowed ILECs to offer a form of "one stop shopping" in competition with our offerings, violated the Telecom Act. However, the ILECs have filed petitions with the United States Court of Appeals for the District of Columbia seeking review of this FCC ruling, and if the courts uphold such "teaming" arrangements, our ability to compete for certain services may be adversely affected.

    On July 18, 1997, the United States Court of Appeals for the Eighth Circuit overturned many of the rules the FCC had established pursuant to the Telecom Act governing the terms under which CLECs may, among other things, interconnect with ILECs, resell ILEC services, lease unbundled ILEC network elements and terminate traffic on ILEC networks. On October 14, 1997, the Eighth Circuit vacated the FCC's rule prohibiting ILECs from separating unbundled network elements that are already combined, except at the request of the CLECs. On January 22, 1998, the Eighth Circuit issued a writ of mandamus ordering the FCC to follow the Court's July 1997 decision in addressing certain pricing issues in the context of an RBOC's petition to enter the long distance market under the Telecom Act. On January 25, 1999, the Supreme Court, in a decision generally favorable to the CLEC industry, reinstated all but one of the FCC rules vacated by the Eighth Circuit. In finding that the FCC has general jurisdiction to implement the Telecom Act's local competition provisions, including pricing and enforcement jurisdiction, the Supreme Court's decision restored the balance of power in telecommunications regulation between the FCC and the states. The Supreme Court answered the following questions regarding the scope of FCC authority under the Telecom Act: (1) the Court affirmed that the FCC, rather than the states, has the power to adopt rules implementing key provisions of the Telecom Act; (2) the Court held that the FCC correctly interpreted the meaning of the term "network element" which defines the parts of an ILEC's operations that may be subject to the "unbundling" requirement of the Telecom Act; (3) the Court, however, held that the FCC did not correctly determine which network elements must be unbundled and made available to CLECs; (4) the Court held that the FCC correctly determined that competitors need not own their own facilities to use network elements; (5) the Court held that the FCC has the power to forbid ILECs from separating network elements that are normally provisioned as a combination; and
(6) the Court also held that the FCC's "pick and choose" rule, which allows competitors to adopt specific provisions of other carriers' interconnection agreements is consistent with the Telecom Act. While it is unclear how the Supreme Court's ruling will affect rules for local competition developed by the states, it does, however, confirm the FCC's role in establishing national telecommunications policy and creates greater certainty regarding the rules governing local competition going forward.

RAPID TECHNOLOGICAL CHANGES; LICENSES

    The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict how these changes, which include changes relating to emerging wireline and wireless transmission and switching technologies and data transmission technologies, including ATM, frame-relay and the Internet, will affect us. In addition, from time to time we receive requests to consider licensing certain patents held by third parties that may have bearing on our interactive voice response ("IVR") services. We consider such requests on their merits and, should we be required to pay license fees in the future, such payments, if substantial, could have a material adverse effect on our results of operations.

RISKS RELATED TO DATA TRANSMISSION

    We are still developing and defining material aspects of plans for the deployment of data switching and transmission equipment in 1999, including ATM and frame-relay facilities. We are also still developing and defining material aspects of our relationship with Covad. We cannot assure you that we will develop and implement a successful and profitable data transmission strategy, or that implementation of our data transmission strategy will not involve substantial expense. In addition, to the extent that we utilize Covad and its DSL technology to implement this strategy, we are subject to risks related to DSL technology, including the ability of Covad's DSL networks to perform as planned and the growth in demand for DSL-based services.

RISKS RELATED TO NATIONAL NETWORK STRATEGY

    The construction of the INTERNEXT national fiber optic network is being managed by and is under the control of Level 3. Although Level 3 Communications Inc., Level 3's parent corporation, has agreed to guarantee the obligations of Level 3 for the benefit of INTERNEXT, we cannot assure you that the network will be completed, that it will be placed in service within the expected time frame or that it will contain the contemplated number of fibers and conduits throughout the entire network. Also, we have guaranteed 50% of the financial obligations of INTERNEXT under the Cost Sharing Agreement and, together with Eagle River, we have also guaranteed the performance of certain other obligations of INTERNEXT under the Cost Sharing Agreement. Although INTERNEXT itself may seek and raise capital to fund its operations, including its obligations under the Cost Sharing Agreement, we may be required to make significant capital contributions for the benefit of INTERNEXT or make significant payments to Level 3 pursuant to its guaranty obligations. We cannot assure you that INTERNEXT or NEXTLINK will develop and implement a successful and profitable national network strategy, or that implementation of such strategy will not involve substantial expense to INTERNEXT and NEXTLINK.

RISKS RELATED TO LMDS STRATEGY

    LMDS is a new service, and major telecommunications equipment manufacturers have yet to introduce infrastructure products for the LMDS frequency band. As a result, no wireless local loop systems are currently operating under LMDS, and implementation of such systems could be subject to unforeseen delays, costs and possible quality and implementation issues. We are still developing and defining material aspects of our LMDS implementation and acquisition strategy and use of our LMDS spectrum. We cannot assure you that we will develop and implement a successful and profitable LMDS strategy, or that implementation of our LMDS strategy will not involve substantial expense.

    To the extent that our LMDS strategy is dependent upon our ability to utilize the LMDS spectrum owned by WNP, we are subject to certain risks related to the consummation of the acquisition of WNP. Consummation of the merger with WNP is subject to regulatory and other conditions, including, without limitation, that (1) any waiting period (and any extension thereof) under the Hart-Scott-Rodino

Act applicable to the merger shall have expired or been terminated, (2) the FCC shall have granted its consent and approval to the assignment of WNP's LMDS licenses to us, and such approval shall be in full force and effect and shall have become final, and (3) the Securities and Exchange Commission shall have declared effective the Company's registration statement registering any shares of common stock to be issued to stockholders of WNP as consideration for the merger. Although certain conditions to consummation of the merger may be waived by WNP, we cannot assure you that each necessary condition will be satisfied or waived by WNP or that the merger will be consummated.

    In addition, although we have reached agreement in principal with Nextel to acquire its interest in NEXTBAND, we have not yet entered into a definitive agreement with Nextel related to the acquisition. Also, consummation of the acquisition of Nextel's interest will likely be subject to regulatory and other conditions. In the event that we are unable to reach definitive agreement with Nextel, or each necessary condition to the closing of the acquisition is not satisfied or waived, we will have to determine the terms and conditions upon which NEXTBAND will make its resources available to NEXTLINK and Nextel. With respect to the LMDS spectrum granted to NEXTBAND, on July 17, 1998, another LMDS auction participant filed a petition for reconsideration of the licenses granted to NEXTBAND, requesting the FCC to revoke and reauction the licenses. Because the matter remains pending, we cannot assure you that the FCC will not grant the petitions and the relief sought.

DEPENDENCE ON KEY PERSONNEL

    Our businesses are managed by a small number of key executive officers. If we lose certain of these executive officers, there could be a material adverse effect on the Company. We believe that our future success will depend in large part on our ability to develop a large and sophisticated sales force and our ability to attract and retain highly skilled and qualified personnel. Most of the our executive officers and the presidents of our regional groups of operating subsidiaries do not have employment agreements. Although we have been successful in attracting and retaining qualified personnel, we cannot assure you that we will not experience a shortage of qualified personnel in the future.

VARIABILITY OF QUARTERLY OPERATING RESULTS

    We anticipate that our operating results could vary significantly from period to period as a result of the significant expenses associated with the expansion and development of our networks and services and the variability of the level of revenues generated through sales of our IVR enhanced communications services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY CRAIG O. MCCAW; POTENTIAL CONFLICTS OF INTEREST

    Craig O. McCaw, primarily through his majority ownership and control of Eagle River, controls approximately 59% of NEXTLINK's total voting power. As a result, Mr. McCaw has the ability to control the direction and future operations of NEXTLINK. Mr. McCaw is not one of our executive officers. In addition to his investment in NEXTLINK through Eagle River, Mr. McCaw has significant investments in other communications companies, including Nextel, Teledesic Corporation and Cable Plus Inc., some of which could compete with us as a single source provider of telecommunications services or act as one of our suppliers of certain telecommunications services. We do not have a noncompetition agreement with either Mr. McCaw or Eagle River. Mr. McCaw is not bound by any contractual restrictions against future sales of our common stock.

ABSENCE OF A PUBLIC MARKET FOR THE NEW NOTES; POSSIBLE VOLATILITY OF NOTE PRICE

    The New Notes are new securities for which there is currently no market. We do not intend to apply for listing of the New Notes on any securities exchange or for the inclusion of the New Notes in any automated quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the New Notes. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. Even if a market for the New Notes were to develop, such a market could be subject to similar disruptions.

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

    Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

    We are in the process of assessing the impact of the Year 2000, and we have adopted a formal Year 2000 plan (the "Plan"). The purpose of the Plan is to develop and perform reasonable steps intended to prevent our critical operational functions from being impaired due to the Year 2000 problem. We, however, cannot assure you that the Plan will succeed in accomplishing its purposes. In addition, unforeseen circumstances may arise during implementation of the Plan that would materially and adversely affect us. We are continuing to test our existing telecommunications equipment and back office systems to assess the effects of the Year 2000 problem on those areas that would result in significant impairment to our critical operations. We, however, cannot assure you that such testing will identify all problems that could result in significant impairment. The Plan also will address the potential adverse effects to us in the event that the computer, telecommunications, and other systems of outside entities (including vendors, customers and local and interexchange carriers and Internet service providers with which we interchange traffic) are not Year 2000 compatible. We cannot assure you that such adverse effects can be avoided, as we do not have control of these outside entities or their systems.

    To date, we have not incurred material costs for Year 2000 awareness, inventory, assessment, analysis, conversion, testing or contingency planning, and we anticipate that our future costs for these purposes will not be material. We cannot assure you, however, that the actual costs of implementing the Plan will not differ materially from the estimated costs or that we will not be materially adversely affected by Year 2000 issues. The estimated costs of implementing the Plan do not consider the costs, if any, that might be incurred as a result of Year 2000-related failures that occur despite our implementation of the Plan.

    As part of the Plan, we are developing contingency plans designed to minimize the disruptions or other adverse effects resulting from Year 2000 incompatibilities with respect to critical functions or systems. We cannot assure you, however, that significant disruptions or other adverse effects will not occur despite such efforts.

    Between now and the Year 2000 there will be increased competition for people with the technical and managerial skills necessary to deal with the Year 2000 problem. We believe that we employ an adequate number of personnel skilled in dealing with the Year 2000 problem. We have retained outside consultants who bring additional skilled people to deal with the Year 2000 problem as it affects us. Nevertheless, we could face shortages of skilled personnel or other resources, such as Year 2000 compliant computer chips. These shortages might delay or otherwise impair our ability to ensure that its critical systems are Year 2000 compliant. Outside entities could face similar problems that could materially affect us.

    We are taking reasonable steps to identify, assess and, where appropriate, replace devices that contain embedded chips. Despite these reasonable efforts, we may not be able to find and remediate all embedded chips in all of our systems. Further, outside entities on which we depend also may not be able to find and remediate all embedded chips in their systems. Some chips that are not Year 2000 compliant may create system disruptions or failures, which may, in turn, cause disruptions or failures in other systems. These cascading problems could impair our ability to serve our customers and otherwise fulfill contractual and legal obligations.

    We cannot ensure that suppliers upon which we depend for essential supplies and services will convert and test their critical systems and processes in a timely manner. Failure or delay by all or some of these entities, including federal, state or local governments, to make their systems and processes Year 2000 compliant could create substantial disruptions having a material adverse effect on our operations.

    Finally, among other things, we could face substantial claims by customers or loss of revenue due to service interruptions, inability to fulfill contractual obligations or to bill customers accurately and on a timely basis, and increased expenses associated with litigation, stabilization of operations following critical system failures, and the execution of contingency plans. We could also experience an inability by customers and others to pay, on a timely basis or at all, obligations owed to us. Under these circumstances, the adverse effects on us would be material, although not quantifiable at this time. Further, the cumulative effect of these failures could have a substantial adverse effect on the economy, domestically and internationally. The adverse effect on us from a domestic or global recession or depression also could be material, although not quantifiable at this time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

RISKS REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements and information contained in this prospectus are not historical facts, but are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "may", "will", "should", or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include:

    - the number of markets we expect to serve by the end of 2000, our expected number of addressable business lines in our existing markets and the markets which we will serve by the end of 2000;

    - the basis by which we evaluate entry into markets;

    - the participation by other entities in certain joint ventures and financial matters related thereto;

    - our expectations regarding margins from our chosen market segments;

    - our expectations regarding our ability to attract and retain customers;

    - our beliefs regarding certain competitive advantages, including that of our management structure and provisioning processes and systems;

    - our expectation regarding the size of our sales and customer care forces;

    - our belief regarding traffic flow over our networks and the effects and benefits of high capacity networks with broad coverage based on a uniform technology platform;

    - our plans to install additional switches and data networking capabilities, including frame-relay and ATM facilities;

    - our plans regarding the deployment of DSL technology;

    - our anticipated development of and entry into new markets and market expansion (including the timing thereof) and the means to accomplish such development and expansion;

    - our intentions regarding LMDS technology;

    - our expectation regarding the development of a national network;

    - our anticipated capital expenditures, funding thereof and levels of indebtedness;

    - our beliefs regarding the elements of our growth strategy;

    - statements with respect to our Year 2000 project; and

    - other statements contained in this prospectus regarding matters that are not historical facts.

    We wish to caution you that these forward-looking statements are only predictions. Actual events or results may differ materially as a result of risks that we face, including those set forth herein under "Risk Factors". These are representative of factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry, market and economic conditions, including interest rate fluctuations.

                                  THE COMPANY

    NEXTLINK Communications, Inc. is a corporation organized under the laws of the State of Delaware. NEXTLINK Communications, L.L.C., a predecessor to the Company, was organized on September 16, 1994, to provide local facilities-based telecommunications services with a focus on delivering switched services to commercial customers. On January 31, 1997, NEXTLINK Communications, L.L.C. was merged with and into NEXTLINK Communications (Washington), Inc. On June 4, 1998, NEXTLINK Communications (Washington), Inc. merged with and into what is now NEXTLINK Communications, Inc., a Delaware corporation. The principal executive offices of the Company are located at 500 108th Avenue N.E., Suite 2200, Bellevue, Washington 98004. The telephone number is (425) 519-8900.

                                USE OF PROCEEDS

    NEXTLINK will not receive any cash proceeds from the issuance of the New Notes as described in this Prospectus. NEXTLINK will receive in exchange Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of NEXTLINK.

                                 CAPITALIZATION

                (Dollars in thousands, except per share amounts)

    The following table sets forth as of September 30, 1998, the actual capitalization of the Company and the capitalization of the Company as adjusted to reflect the sale of the Old Notes. This table should be read in conjunction with the Selected Historical Consolidated Financial and Operating Data included elsewhere in this Prospectus, and the audited and unaudited Consolidated Financial Statements and notes thereto included in the 1997 Form 10-KSB and the 1998 Form 10-Qs, each of which is incorporated herein by reference.

                                                                                         AS OF SEPTEMBER 30, 1998
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
Cash, cash equivalents and marketable securities......................................  $  1,176,843  $  1,665,343
Pledged securities(1).................................................................        42,992        42,992
                                                                                        ------------  ------------
    Total.............................................................................  $  1,219,835  $  1,708,335
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Current portion of long-term obligations..............................................  $      2,721  $      2,721
Capital lease obligations, less current portion.......................................        12,183        12,183
12 1/2% Senior Notes due 2006.........................................................       350,000       350,000
9 5/8% Senior Notes due 2007..........................................................       400,000       400,000
9% Senior Notes due 2008..............................................................       334,362       334,362
9.45% Senior Discount Notes due 2008..................................................       418,901       418,901
10 3/4% Senior Notes due 2008.........................................................       --            500,000
                                                                                        ------------  ------------
    Total debt........................................................................     1,518,167     2,018,167
                                                                                        ------------  ------------
Redeemable Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, net of issuance costs:
    14% Preferred Shares, 7,009,348 shares issued and outstanding.....................       349,174       349,174
    6 1/2% Cumulative Convertible Preferred Stock, 4,000,000 shares issued and
      outstanding.....................................................................       194,084       194,084
Shareholders' deficit:
  Common Stock, par value $.02 per share, stated at amounts paid in; Class A,
    110,334,000 shares authorized, 20,830,169 issued and outstanding; Class B,
    44,133,600 shares authorized, 33,133,502 shares issued and outstanding(2).........       352,018       352,018
  Deferred compensation...............................................................       (12,894)      (12,894)
  Accumulated deficit.................................................................      (476,952)     (476,952)
                                                                                        ------------  ------------
    Total shareholders' deficit.......................................................      (137,828)     (137,828)
                                                                                        ------------  ------------
    Total capitalization..............................................................  $  1,923,597  $  2,423,597
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

(1) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on the Company's 12 1/2% Senior Notes due April 15, 2006.

(2) Issued and outstanding does not include 7,938,774 and 654,858 shares of Class A Common Stock and Class B Common Stock, respectively, issuable upon exercise of outstanding options.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (Dollars in thousands)

    We have summarized below our historical consolidated financial data as of and for the years ended December 31, 1996 and 1997. This data is derived from and qualified by reference to our audited Consolidated Financial Statements included in our 1997 Form 10-KSB, which is incorporated in this Prospectus by reference. Our Consolidated Financial Statements as of and for the years ended December 31, 1996 and 1997 have been audited by Arthur Andersen LLP, independent public accountants.

    You should be aware that the operating results shown below for the three and nine-month periods ended September 30, 1998 may not be indicative of what actual results will be for the full year ending December 31, 1998. The operating data presented below are derived from our records.

    All of the data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our 1997 Form 10-KSB and our 1998 Form 10-Qs. All data should also be read in conjunction with our audited and unaudited Consolidated Financial Statements and notes thereto, which are also included in our 1997 Form 10-KSB and our 1998 Form 10-Qs. Our 1997 Form 10-KSB and our 1998 Form 10-Qs are incorporated in this Prospectus by reference.

    Our financial results for the years ended December 31, 1996 and 1997 include the results of ITC, which was acquired in December 1996, and Linkatel Pacific, L.P. ("Linkatel"), which was acquired in February 1997, from their respective dates of acquisition.

                                                                                                  THREE MONTHS
                                                       YEAR ENDED        NINE MONTHS ENDED           ENDED
                                                      DECEMBER 31,         SEPTEMBER 30,         SEPTEMBER 30,
                                                  --------------------  --------------------  --------------------
                                                    1996       1997       1997       1998       1997       1998
                                                  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.........................................  $  25,686  $  57,579  $  35,058  $  96,392  $  13,390  $  37,817
Costs and expenses:
  Operating.....................................     25,094     54,031     35,857     85,448     13,916     32,828
  Selling, general and administrative...........     31,353     75,732     48,421    109,599     19,318     41,565
  Deferred compensation.........................      9,914      3,247      1,449      3,104        334      1,720
  Depreciation and amortization.................     10,340     27,190     14,460     37,141      5,529     14,778
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations............................    (51,015)  (102,621)   (65,129)  (138,900)   (25,707)   (53,074)
Interest income.................................     10,446     27,827     15,560     56,116      4,868     21,559
Interest expense................................    (30,876)   (54,495)   (32,787)   (99,050)   (10,746)   (37,434)
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Loss before minority interests..................    (71,445)  (129,289)   (82,356)  (181,834)   (31,585)   (68,949)
Minority interests..............................        344        285         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------
Net loss........................................  $ (71,101) $(129,004) $ (82,356) $(181,834) $ (31,585) $ (68,949)
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
Ratio of earnings to fixed charges(1)...........         --         --         --         --         --         --
EBITDA(2).......................................  $ (30,761) $ (72,184) $ (49,220) $ (98,655) $ (19,844) $ (36,576)
Summary Cash Flow Information:
  Net cash used in operating activities.........    (40,563)   (94,495)   (59,233)  (104,770)   (13,436)   (25,717)
  Net cash provided by (used in) investing
    activities..................................   (227,012)  (470,195)  (141,490)  (793,401)   (36,032)   117,902
  Net cash provided by (used in) financing
    activities..................................    343,032    876,957    268,004    901,447     (5,207)      (265)
Capital expenditures, including acquisitions of
  businesses (net of cash acquired) and
  investments in affiliates(3)..................     85,872    232,069    130,727    209,136     36,032     82,484

                                                                                                  AS OF
                                                                           AS OF            SEPTEMBER 30, 1998
                                                                        DECEMBER 31,      ----------------------
                                                                    --------------------                 AS
                                                                      1996       1997      ACTUAL    ADJUSTED(4)
                                                                    ---------  ---------  ---------  -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities..................  $ 124,520  $ 742,357  $1,176,843  $1,665,343
Pledged securities(5).............................................    101,438     62,610     42,992      42,992
Working capital...................................................    137,227    741,685  1,160,244   1,648,744
Property and equipment, net.......................................     97,784    253,653    448,550     448,550
Total assets......................................................    390,683  1,217,153  2,026,178   2,526,178
Long-term debt and capital lease obligations, less current
  portion.........................................................    356,262    757,640  1,518,167   2,018,167
14% Preferred Shares, net of issuance costs.......................         --    313,319    349,174     349,174
6 1/2% Cumulative Convertible Preferred Stock, net of issuance
  costs...........................................................         --         --    194,084     194,084
Equity units subject to redemption................................      4,950         --         --          --
Class B common stock subject to redemption........................         --      4,950         --          --
Total shareholders' equity (deficit)..............................    (18,654)    68,460   (137,828)   (137,828)

                                                     AS OF          AS OF         AS OF        AS OF         AS OF
                                                 SEPTEMBER 30,  DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                                     1997           1997          1998         1998          1998
                                                 -------------  -------------  -----------  -----------  -------------
OPERATING DATA(6):
Route miles(7).................................        1,757          1,897         2,036        2,099         2,150
Fiber miles(8).................................      124,399        133,224       141,788      152,225       158,987
On-net buildings connected(9)..................          479            513           571          658           736
Switches installed(10).........................           13             13            14           17            18
Access lines in service (11)...................       30,944         50,131        72,834      102,887       134,107
Employees......................................        1,027          1,327         1,499        1,765         2,065

------------------------

(1) For the years ended December 31, 1996 and 1997, and for the three and nine-month periods ended September 30, 1997 and 1998, earnings were insufficient to cover fixed charges during the periods presented by the amount of loss before minority interests of $71,445, $129,289, $31,585, $82,356, $68,949 and $181,834, respectively.

(2) EBITDA consists of net loss before net interest expense, minority interests, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet future debt service, capital expenditures and working capital requirements.

(3) Total capital expenditures, acquisitions, and investments in affiliates were funded as follows:

                                                                                    NINE MONTHS ENDED     THREE MONTHS ENDED
                                                                  YEAR ENDED
                                                                 DECEMBER 31,         SEPTEMBER 30,         SEPTEMBER 30,
                                                             --------------------  --------------------  --------------------
                                                               1996       1997       1997       1998       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Cash expended..............................................  $  72,042  $ 210,545  $ 130,727  $ 209,136  $  36,032  $  82,484
Debt issued and assumed....................................      8,228      5,000         --         --         --         --
Equity issued..............................................      5,602     16,524         --         --         --         --
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Total......................................................  $  85,872  $ 232,069  $ 130,727  $ 209,136  $  36,032  $  82,484
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------  ---------

(4) As adjusted to give effect to the net proceeds to the Company from the sale of the Old Notes.

(5) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on the Company's 12 1/2% Senior Notes due April 15, 2006.

(6) The operating data for all periods subsequent to March 1996 include the statistics of the Las Vegas network, which the Company manages and in which the Company has a 40% membership interest.

(7) Route miles refers to the number of miles of the telecommunications path in which the Company-owned or leased fiber optic cables are installed.

(8) Fiber miles refers to the number of route miles installed along a telecommunications path, multiplied by the Company's estimate of the number of fibers along that path.

(9) Represents buildings physically connected to the Company's networks, excluding those connected by unbundled ILEC facilities. As of September 30, 1998, the Company had 10,424 buildings physically connected to its networks, including those buildings connected through unbundled ILEC facilities.

(10) All switch counts include two long distance switches acquired in the ITC acquisition, as well as the switch installed in NEXTLAB, the Company's testing facility.

(11) Represents the number of access lines in service, including those lines which are provided through resale of Centrex services, for which the Company is billing services. The Company serviced 3,312 resold access lines as of September 30, 1998. The Company defines an access line as a telephone connection between a customer purchasing local telephone services and NEXTLINK. This connection does not include the concept of access line equivalents (ALEs), and is a one-for-one relationship with no multipliers used for trunk ratios, except for those trunks over which primary rate interface (PRI) service is provided, which are counted as 23 access lines. As of December 31, 1998, the Company had 174,182 access lines installed.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

    Since its inception in 1994, the Company has executed a strategy of constructing and acquiring fiber optic networks and acquiring related telecommunications businesses. Over this period, the Company has pursued this strategy by constructing, acquiring, leasing fibers or capacity on, and entering into agreements to acquire local telecommunications networks.

    The Company develops and operates high capacity, local fiber optic networks with broad market coverage in a growing number of markets across the United States. In its switched local service markets, the Company offers its customers a bundled package of local and long distance services and also offers dedicated transmission and competitive access services to long distance carriers and end users. The Company plans to acquire, build or develop networks in new areas, expand its current networks, and also explore the acquisition or licensing of additional enhanced communications services and other telecommunications service providers. These efforts should allow the Company to increase its presence in the marketplace, and facilitate providing a single source solution for the telecommunications needs of its customers.

    The Company currently operates 22 facilities-based networks providing switched local and long distance services in 36 markets in 14 states. The Company serves larger markets including New York, Los Angeles, Chicago, Atlanta, the San Francisco Bay Area, Denver, Dallas and Miami, medium-sized markets such as Salt Lake City and Nashville, and clusters of smaller markets in Orange County, California and central Pennsylvania. The Company anticipates developing additional new markets throughout a majority of the nation's top 30 markets which, together with its existing markets, are expected to have a total of approximately 27 million addressable business lines by the end of 2000. The Company plans to launch service in San Diego, Washington, D.C. and Seattle in the first half of 1999. The Company is also developing a national network strategy to enable it to offer its customers complete, end-to-end voice and data communications services over NEXTLINK-owned facilities.

    The Company builds its networks to encompass the significant business concentrations in each area it serves, focusing on direct connections to end-user locations and ILEC central offices. The Company employs a uniform technology platform for each of its local exchange networks that is based on the Nortel DMS 500 digital local and long distance combination switching platform and associated distribution technology. As of December 31, 1998, the Company had 19 operational Nortel DMS 500 switches, including one switch in its NEXTLAB facility. NEXTLAB is a fully functional model of one of the Company's networks, which serves as a testing facility for switch software and the Company's products and services and will serve as the Company's network operations control center.

    The development of the Company's businesses and the construction, acquisition and expansion of its networks require significant expenditures, substantial portions of which are incurred before the realization of revenues. These expenditures, together with the associated early operating expenses, result in negative cash flow until an adequate customer base is established. However, as the customer base grows, the Company expects that incremental revenues can be generated with decreasing incremental operating expenses, which may provide positive contributions to cash flow. The Company has made the strategic decision to build high capacity networks with broad market coverage, which initially increases its level of capital expenditures and operating losses. The Company believes that over the long term this will enhance the Company's financial performance by increasing the traffic flow over the Company's networks. The Company has recently entered into leased dark fiber and fiber capacity arrangements which allow the Company, by installing one or more switches and related electronics, to enter a market prior to completing construction of its own fiber optic network.

RESULTS OF OPERATIONS

    THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 COMPARED WITH THREE
     AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1997

    Revenue increased 182% to $37.8 million during the third quarter of 1998, from $13.4 million in the same period in 1997. Year to date revenue of $96.4 million represented a 175% increase from the $35.1 million reported for the comparable period in 1997. The increase was driven by 290% growth in revenues from bundled local and long distance services and dedicated services, as well as by the acquisitions of Start Technologies Corporation (Start) and Chadwick Telecommunications Corporation (Chadwick) in the fourth quarter of 1997. Revenues reported in the third quarter of 1998 included $31.5 million derived from local and long distance, competitive access, dedicated line services and shared tenant services and $6.3 million derived from enhanced communications services, primarily interactive voice response (IVR) services. The Company's IVR revenue comprised 16% and 28% of the Company's total revenues during the third quarter of 1998 and 1997, respectively.

    The Company increased the number of customer access lines added during the quarter from 30,053 in the second quarter of 1998 to 31,220 during the third quarter of 1998. As of September 30, 1998, the Company had 134,107 access lines in service, compared to 50,131 as of December 31, 1997 and 30,944 as of September 30, 1997. Revenues from the provision of such services are expected to continue to increase as a component of total revenues over future periods. Access lines in service includes those lines which are provided through resale of Centrex services, the number of which is decreasing over time as the Company converts those customers to its own network.

    Operating expenses consist of costs directly related to providing facilities-based network and enhanced communications services and also include salaries and benefits and related costs of operations and engineering personnel. Operating expenses increased 136% in the third quarter of 1998 to $32.8 million, an increase of $18.9 million over the third quarter of 1997. For the nine months ended September 30, 1998, operating expenses rose $49.6 million, or 138%, over the same period in 1997. These increases were attributed to increased network costs related to provisioning higher volumes of local, long distance and enhanced communications services, an increase in employees and an increase in other related costs primarily to expand the Company's switched local and long distance service businesses in its existing and planned markets. To a lesser extent, the acquisitions of Start and Chadwick in the fourth quarter of 1997 also contributed to the increase in operating costs over those in the third quarter of 1997.

    Selling, general and administrative (SG&A) expenses include salaries and related personnel costs, facilities expenses, sales and marketing, information systems costs, consulting and legal fees and equity in loss of affiliates. SG&A expenses increased 115% and 126% in the three and nine-month periods ended September 30, 1998 as compared to the corresponding periods in 1997. The increases were due to the Company's increase in employees, as well as other costs associated with the expansion of the Company's switched local and long distance service businesses in its existing and planned markets.

    Deferred compensation expense was recorded in connection with the Company's Equity Option Plan until April 1997, and in connection with the Company's Stock Option Plan, which replaced the Equity Option Plan, subsequent to April 1997. The stock options granted under the Equity Option Plan were considered compensatory and were accounted for on a basis similar to that for stock appreciation rights. All options outstanding under the Equity Option Plan were regranted under the new Stock Option Plan with terms and conditions substantially the same as under the Equity Option Plan. As such, the Company continues to record deferred compensation expense for those compensatory stock options issued, as well as for compensatory stock options issued subsequent to the Plan conversion date. Compensation expense is recognized over the vesting periods based on the excess of the fair value of the stock options at the date of grant over the exercise price.

    Depreciation expense increased primarily due to placement in service of additional telecommunications network assets, including switches, fiber optic cable, network electronics and related equipment. Amortization of intangible assets increased primarily as a result of the Start and Chadwick acquisitions in the fourth quarter of 1997.

    Interest expense increased 248% in the third quarter of 1998 over the comparable period in the prior year due to an increase in the Company's average outstanding indebtedness over the respective periods. Interest expense will increase in future periods in conjunction with the sale of $500.0 million in aggregate principal amount of 10 3/4% Senior Notes on November 12, 1998. See "--Liquidity and Capital Resources." Pursuant to Statement of Financial Accounting Standards No. 34, the Company capitalizes a portion of its interest costs as part of the construction cost of its communications networks. Capitalized interest during the first nine months of 1998 totaled $3.0 million. Interest income results from investment of excess cash as well as certain securities that have been pledged as collateral for interest payments on the 12 1/2% Senior Notes. The increase in interest income for the three and nine-month periods in 1998 over the same periods in 1997 corresponded to the increase in the Company's average outstanding cash balances.

LIQUIDITY AND CAPITAL RESOURCES

    The competitive local telecommunications service business is a capital-intensive business. The Company's existing operations have required and will continue to require substantial capital investment for the acquisition and installation of fiber, electronics and related equipment in order to provide switched services in the Company's networks and the funding of operating losses during the start-up phase of each market. In addition, the Company's strategic plan calls for expansion into additional market areas. Such expansion will require significant additional capital for: potential acquisitions of businesses or assets; design, development and construction of new networks; and the funding of operating losses during the start-up phase of each market. During the first nine months of 1998, the Company used $104.8 million in cash for operating activities, compared to $59.2 million for the same period in the prior year. The increase was primarily due to a substantial increase in the Company's activities associated with the continued development and expansion of switched local and long distance service operations. During the first nine months of 1998, the Company invested an additional $301.1 million in property and equipment and acquisitions of telecommunications assets. During the same period in 1997, the Company invested $130.7 million in property and equipment, acquisitions of telecommunications assets and businesses and equity investments in telecommunications businesses.

    On January 14, 1999, the Company entered into an agreement to acquire WNP Communications, Inc. ("WNP"). The total consideration to be paid by the Company will be $695 million. Of this amount, $152.9 million will be paid in cash to the FCC for license fees, including interest thereon. The remainder will be paid to stockholders of WNP, which will consist of cash and, at the Company's election, shares of its Class A Common stock, provided, however, that at least approximately $187 million of such remainder will be paid in cash. The acquisition of WNP is subject to certain conditions, including approval by the FCC.

    In July 1998, the Company announced the formation of INTERNEXT L.L.C., which is beneficially owned 50% each by the Company and Eagle River Investments, L.L.C. (Eagle River). INTERNEXT entered into an agreement with Level 3 Communications LLC (Level 3). Level 3 is constructing a national fiber optic network that is expected to cover more than 16,000 route miles with six or more conduits and connect 50 cities in the United States and Canada. Pursuant to this agreement, INTERNEXT will receive an exclusive interest in 24 fibers in a shared, filled conduit, one entire empty conduit and the right to 25% of the fibers pulled through the sixth and any additional conduits in the network. INTERNEXT will pay $700.0 million in exchange for these rights, the majority of which will be payable as segments of the network are completed and accepted by INTERNEXT, which is expected to occur substantially during 2000 and 2001. The Company has guaranteed 50% of the financial obligations of INTERNEXT under this agreement and, together with Eagle River, has also guaranteed the performance of certain other obligations of INTERNEXT thereunder. The Company is in the process of defining its plans for implementation of a national network strategy, which will require additional capital expenditures.

    In February 1998, the Company signed a definitive agreement with Metromedia Fiber Network for exclusive rights to multiple fibers and innerducts for 20 years, with two 10-year renewals. The route covered by the agreement extends from Manhattan to White Plains (NY), to Stamford (CT), to Newark (NJ) and south from Manhattan through Philadelphia, Wilmington (DE), Baltimore, and to Washington (DC). The route will offer frequent splice points within metropolitan areas and on routes between metropolitan areas, as well as provide access to ILEC central and tandem switching offices. The Company paid $92.0 million in cash for this transaction, $80.3 million of which was placed into escrow, to be released as segments of the route are constructed and delivered to the Company.

    In January 1998, the Company and Nextel formed NEXTBAND, a joint venture that is owned 50% each by the Company and Nextel. NEXTBAND was the successful bidder in 42 markets in the FCC's local multipoint distribution service (LMDS) auctions. The Company's pro rata share of NEXTBAND's total bid in the LMDS auctions was $67.4 million, which was paid in full in June 1998. The Company is in process of defining its operational and financial plans for implementation of an LMDS strategy, which will likely involve additional capital expenditures.

    On March 3, 1998, the Company completed the sale of $335.0 million in aggregate principal amount of 9% Senior Notes due March 15, 2008. Proceeds from the sale net of discounts, underwriting commissions, advisory fees and expenses totaled approximately $326.5 million. Interest payments on the 9% Senior Notes are due semi-annually, beginning September 1998.

    On March 31, 1998, the Company completed the sale of 4,000,000 shares of 6 1/2% cumulative convertible preferred stock (6 1/2% Preferred Stock) with a liquidation preference of $50 per share. The sale generated gross proceeds to the Company of $200.0 million, and proceeds net of underwriting discounts, advisory fees and expenses of $193.8 million. Each share of 6 1/2% Preferred Stock is convertible, at the option of the holder, into 1.145 shares of the Company's Class A common stock (subject to adjustments in certain circumstances). Dividends on the 6 1/2% Preferred Stock accrue from March 31, 1998 and are payable quarterly in cash, beginning on June 30, 1998.

    On April 1, 1998, the Company completed the sale of 9.45% Senior Discount Notes (9.45% Notes), due April 15, 2008. The 9.45% Notes were issued at a discount from their principal amount to generate aggregate gross proceeds to the Company of approximately $400.0 million. Proceeds net of underwriting commissions, advisory fees and expenses totaled $390.9 million. The 9.45% Notes accrete at a rate of 9.45% compounded semi-annually, to an aggregate principal amount of approximately $637.0 million by April 15, 2003. No cash interest will accrue on the Notes until April 15, 2003. Interest will become payable in cash semi-annually beginning on October 15, 2003.

    On November 12, 1998, the Company completed the sale of $500.0 million in aggregate principal amount of 10 3/4% Senior Notes due November 15, 2008. Proceeds from the sale net of underwriting commissions, advisory fees and expenses totaled approximately $488.5 million. Interest payments on the notes are due semi-annually, beginning May 1999. Pursuant to a covenant in the indenture under which the 10 3/4% Senior Notes were issued, the Company has agreed to use the net proceeds from the sale for expenditures relating to the construction, improvement and acquisition of new and existing networks and services and direct or indirect investments in certain joint ventures (including NEXTBAND and INTERNEXT) to fund similar expenditures.

    The Company will use the net proceeds from the sale of the 9% Senior Notes, the 6 1/2% Preferred Stock, the 9.45% Notes, the 10 3/4% Senior Notes (subject to the limitations described above) and existing unrestricted cash balances for expenditures relating to the development, construction, acquisition and operation of telecommunications networks and service providers and the offering of telecommunications services in those areas where the Company currently operates or intends to operate. Expenditures for the construction and operation of networks include (i) the purchase and installation of switches and related electronics in existing networks and in networks to be constructed or acquired in new or adjacent markets, (ii) the purchase and installation of fiber optic cable and electronics to expand existing networks and develop new networks, including the connection of new buildings, (iii) the development of its comprehensive information technology platform, (iv) the acquisition of LMDS spectrum purchased in the FCC's auction and the construction and deployment of associated facilities and (v) the funding of operating losses and working capital. The Company may also acquire or invest in businesses that consist of existing networks or companies engaged in businesses similar to those engaged in by the Company and its subsidiaries or other complementary businesses.

    As of September 30, 1998, the Company had unrestricted cash and investments of $1,176.8 million and $1,665.3 million on a pro forma basis after giving effect to the sale of the 10 3/4% Senior Notes. The Company's current plan contemplates an aggressive expansion into a number of new markets throughout the United States. The Company may pursue various alternatives for achieving its growth strategy, including: additional network construction; additional leases of network capacity from third party providers; acquisitions of existing networks; and spectrum that was purchased during the LMDS auction and associated facilities construction and deployment. The Company also anticipates that a substantial amount of additional capital expenditures will be made in 1999 and beyond. The funding of these capital expenditures is expected to be provided by existing cash balances, future vendor and/or credit facilities, future public or private sales of debt securities, future sales of public or private capital stock and joint ventures. There can be no assurance, however, that the Company will be successful in raising sufficient additional capital on terms that it will consider acceptable or that the Company's operations will produce positive consolidated cash flow in sufficient amounts to meet its interest and dividend obligations on its outstanding securities. Failure to raise and generate sufficient funds may require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the telecommunications services industry.

    In addition, the Company's operating flexibility with respect to certain business matters is, and will continue to be, limited by covenants associated with the 12 1/2% Senior Notes, the 9 5/8% Senior Notes, the 9% Senior Notes, the 9.45% Notes and the 10 3/4% Senior Notes (collectively referred to as the Notes). Among other things, these covenants limit the ability of the Company and its subsidiaries to incur additional indebtedness, create liens upon assets, apply the proceeds from the disposal of assets, make dividend payments and other distributions on capital stock and redeem capital stock. In addition, the terms of the 14% Senior Exchangeable Redeemable Preferred Shares (14% Preferred Shares) contain certain covenants that may limit the Company's operating flexibility with respect to the incurrence of indebtedness and issuance of additional preferred shares. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interest of the Company. The Company was in compliance with all covenants associated with the Notes and the 14% Preferred Shares as of September 30, 1998.

IMPACT OF YEAR 2000

    Certain of the Company's older computer systems and applications were written to define a given year with abbreviated dates using the last two digits in a year rather than the entire four digits. As a result, when computer systems attempt to process dates both before and after January 1, 2000, two digit year fields may create processing ambiguities that can cause errors and system failures. For example, systems and applications may have time-sensitive software that recognize an abbreviated year "00" as the year 1900 rather than the year 2000. These errors or failures may have limited effects, or the effects may be widespread, depending on the computer chip, system, or software, and its location and function.

    STATE OF READINESS

    The Company is currently assessing the impact of the Year 2000, and has adopted a formal Year 2000 plan (the "Plan"). The purpose of the Plan will be to develop and perform reasonable steps intended to prevent the Company's critical operational functions from being impaired due to the Year 2000 problem. The first phase of the Company's Year 2000 assessment, which has been completed, includes: 1) taking an inventory of Company-wide systems and equipment to determine the extent of testing required for Year 2000 compliance (generally defined as the ability of information systems to accurately process data from, into and between the twentieth and twenty-first centuries, including leap year calculations), 2) developing a strategy to manage vendors' and other outside entities' progress toward Year 2000 compliance, 3) designing a Company-wide Year 2000 communications plan, and 4) creating a risk assessment and impact analysis from which the Plan can be developed. The Company has engaged outside consultants to aid in formulating and implementing the Plan.

    The Company's assessments to date have indicated that its major operational support systems, including its billing, order management, network management, and financial systems are Year 2000 compliant. In addition, the Company has received positive confirmation from its vendor that the Company's Nortel DMS 500 switches are also Year 2000 compliant.

    As part of the Plan and ongoing Year 2000 assessment, the Company will continue its testing of existing telecommunications equipment and back office systems to access the effects of the Year 2000 problem on those areas that would result in significant impairment to the Company's critical operations. Through its NEXTLAB facility, which operates separate and apart from the Company's operational switches, the Company has the means to test switch configurations without impacting its networks or customers, and the Company is using NEXTLAB to independently verify Year 2000 compliance of its network systems and equipment.

    The Plan will also address the potential adverse effects to the Company in the event that the computer, telecommunications, and other systems of outside entities' (including vendors, customers, and local and interexchange carriers and Internet service providers with which the Company interchanges traffic) are not Year 2000 compatible. The Company does not have control of these outside entities or their systems. However, the Company's Plan will include ongoing identification of and contact with such outside entities whose systems may have a substantial effect on the Company's ability to continue to conduct the critical aspects of its operations without disruption from Year 2000 problems. In the event such outside systems are identified, the Company will work with the outside entities in a reasonable attempt to inventory, assess, analyze, test, and develop contingency plans for the Company's connections to these outside entities and their systems and to determine the extent to which they are, or can be made to be, Year 2000 compliant.

    COSTS TO ADDRESS YEAR 2000 ISSUES

    The Company has not incurred material historical costs for Year 2000 awareness, inventory, assessment, analysis, conversion, testing, or contingency planning. Further, the Company anticipates that its future costs for these purposes will not be material.

    Year 2000 costs are difficult to estimate accurately because of unanticipated vendor delays, technical difficulties, the impact of tests of outside entities' systems, and similar events. Although management believes that its estimates are reasonable, there can be no assurance that the actual costs of implementing the Plan will not differ materially from the estimated costs or that the Company will not be materially adversely affected by Year 2000 issues. Furthermore, the estimated costs of implementing the Plan do not consider the costs, if any, that might be incurred as a result of Year 2000-related failures that occur despite the Company's implementation of the Plan.

    YEAR 2000 RISK FACTORS

    Between now and the year 2000 there will be increased competition for people with the technical and managerial skills necessary to deal with the Year 2000 problem. The Company believes it employs an adequate number of personnel skilled in dealing with the Year 2000 problem and has retained outside consultants who bring additional skilled people to deal with the Year 2000 problem as it affects the Company. Nevertheless, the Company could face shortages of skilled personnel or other resources, such as Year 2000 compliant computer chips. These shortages might delay or otherwise impair the Company's ability to assure that its critical systems are Year 2000 compliant. Outside entities could face similar problems that could materially affect the Company. The Company believes that the possible impact of the shortage of skilled people and resources is not, and will not be, unique to the Company.

    The Company believes that its critical systems will be Year 2000 compliant before January 1, 2000. However, there is no assurance that the Plan will succeed in accomplishing its purposes and unforeseen circumstances may arise during implementation of the Plan that would materially and adversely affect the Company.

    The Company is taking reasonable steps to identify, assess, and, where appropriate, replace devices that contain embedded chips. Despite these reasonable efforts, the Company may not be able to find and remediate all embedded chips in all of the Company's systems. Further, outside entities on which the Company depends also may not be able to find and remediate all embedded chips in their systems. Some chips that are not Year 2000 compliant may create system disruptions or failures, which may, in turn, cause disruptions or failures in other systems. These cascading problems could impair the Company's ability to serve its customers and otherwise fulfill contractual and legal obligations. The Company believes that the possible adverse impact of the embedded chip problem is not, and will not be, unique to the Company.

    The Company cannot ensure that suppliers upon which it depends for essential supplies and services will convert and test their critical systems and processes in a timely manner. Failure or delay by all or some of these entities, including federal, state, or local governments, to make their systems and processes Year 2000 compliant could create substantial disruptions having a material adverse effect on the Company's operations.

    In a recent Securities and Exchange Commission release regarding Year 2000 disclosure, the Securities and Exchange Commission stated that public companies must disclose the most reasonably likely worst case Year 2000 scenario. Although it is not possible to assess the likelihood of any of the following events, each must be included in a consideration of worst case scenarios: widespread failure of electrical, gas, and similar supplies serving the Company; widespread disruption of the services provided by common communications carriers; similar disruption to the means and modes of transportation for the Company and its employees, contractors, suppliers, and customers; significant disruption to the Company's ability to gain access to, and remain working in, office buildings and other facilities; the failure of substantial numbers of the Company's critical computer hardware and software systems, including both internal business systems and systems controlling operational facilities such as electrical generation, transmission, and distribution systems; and the failure of outside entities' systems, including systems related to banking and finance. Among other things, the Company could face substantial claims by customers or loss of revenue due to service interruptions, inability to fulfill contractual obligations or to bill customers accurately and on a timely basis, and increased expenses associated with litigation, stabilization of operations following critical system failures, and the execution of contingency plans. The Company could also experience an inability by customers and others to pay, on a timely basis or at all, obligations owed to the Company. Under these circumstances, the adverse effects on the Company would be material, although not quantifiable at this time. Further, the cumulative effect of these failures could have a substantial adverse effect on the economy, domestically and internationally. The adverse effect on the Company from a domestic or global recession or depression also could be material, although not quantifiable at this time.

    The Company will continue to monitor business conditions to assess and quantify material adverse effects, if any, that may result from the Year 2000 problem.

    CONTINGENCY PLANS

    As part of the Plan, the Company is developing contingency plans that deal with two aspects of the Year 2000 problem: 1) that the Company, despite its good faith and reasonable efforts, may not have satisfactorily addressed the Year 2000 problem with respect to its critical internal systems and 2) that outside entities' systems may not be Year 2000 ready. The Company's contingency plans will be designed to minimize the disruptions or other adverse effects resulting from Year 2000 incompatibilities with respect to critical functions or systems.

    The Company's contingency plans will contemplate an assessment of all its critical internal information technology systems and its internal operational systems that use computer-based controls. In addition, the Company will assess any critical disruptions due to Year 2000-related failures that are external to the Company. These processes will begin January 1, 2000, and will continue as long as circumstances require.

    The Company's contingency plans will include the creation of teams that will be prepared to respond immediately and as necessary to critical Year 2000 problems as soon as they become known. The composition of teams that are assigned to deal with such problems will vary according to the nature, significance, and location of the problem.

NEW ACCOUNTING STANDARD

    In April 1998, the AICPA released Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). The new standard requires that all entities expense costs of start-up activities as those costs are incurred. SOP 98-5 defines "start-up costs" as those costs directly related to pre-operating, pre-opening, and organization activities. This standard must be adopted in fiscal years beginning after December 15, 1998. The adoption of SOP 98-5 will not have a material impact the Company's financial position.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company on November 12, 1998 to the Initial Purchasers, who placed the Old Notes with certain institutional investors. In connection therewith, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the Holders of the Old Notes, that the Company would, at its sole cost, (i) within 90 days following the original issuance of the Old Notes, file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of new notes of the Company identical in all material respects to the series of Old Notes and (ii) use its reasonable best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act at the earliest possible time, but in no event later than 120 days following the original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement (of which this Prospectus is a part), the Company will offer to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a restrictive legend and which may, subject to certain exceptions described below, be reoffered and resold by the Holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to any Note means any person in whose name such Note is registered on the books of NEXTLINK.

    Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes, and (iii) it is acquiring the New Notes in the ordinary course of its business (a holder unable to make the foregoing representations is referred to herein as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer, and may only sell its Old Notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

    Each Participating Broker-Dealer is required to acknowledge in the Letter of Transmittal that it acquired the Old Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such New Notes. Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 30 days following consummation of the Exchange Offer they will make this Prospectus available to Participating Broker-Dealers for use in connection with any such resale. During such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market-making or other trading activities.

    Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

    If prior to the consummation of the Exchange Offer existing Commission interpretations are changed such that the New Notes received by holders other than Restricted Holders in the Exchange Offer for Registrable Securities are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act, then the Company is required under the Registration Rights Agreement to file with the Commission a shelf registration statement (the "Shelf Registration

Statement"). The Company is required under the Registration Rights Agreement to use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective at the earliest possible time but in no event later than 120 days after the issuance of the Old Notes and to keep such Shelf Registration continuously effective for a period ending on the earlier of the second anniversary of the issuance of the Old Notes or such time as there are no longer any Registrable Securities outstanding.

    Registrable Securities shall mean the Old Notes unless such Old Notes are sold pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act under circumstances in which any legend borne by such Notes relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company or pursuant to the Indenture or such Notes are eligible to be sold pursuant to paragraph (k) of Rule 144 or (when) such Notes shall cease to be outstanding.

    The Company will, in the event of the filing of the Shelf Registration Statement, provide to each Holder of Registrable Securities covered by the Shelf Registration Statement copies of any Shelf Registration Statement or any prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of Registrable Securities. A Holder of Registrable Securities that sells such Registrable Securities pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations). In addition, Holders of Registrable Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Registrable Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages, if any, set forth in the following paragraph.

    If (i) the Company is required to file the Shelf Registration Statement and
(ii) the Shelf Registration has not become effective or been declared effective by the Commission on or before the 120th day after the issuance of the Old Notes, or (iii) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted in the Registration Rights Agreement) without being succeeded promptly by an additional registration statement filed and declared effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), then interest will accrue (in addition to any stated interest on the Securities) a the rate of 0.5% per annum on the principal amount of the Old Notes, determined daily (calculated on the same basis as interest on the Notes shall be calculated) for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (after which time no such special interest will accrue). Such additional interest (the "Additional Interest") will be payable in cash semi-annually in arrears on each March 15 and September 15 in accordance with the Indenture. In addition, in the event that the Shelf Registration has not become effective or been declared effective by the Commission on or before the 165th day after the issuance of the Old Notes, then the per annum rate of Additional Interest shall increase by an additional 0.25% for each subsequent 90-day period (provided that such Additional Interest shall in no event exceed 1.0% per annum in the aggregate), that Additional Interest will be paid at such increased rate until such time as the Shelf Registration has become or been declared effective.

    Payment of Additional Interest is the sole remedy available to the Holders of Registrable Securities in the event that the Company does not comply with the deadlines set forth in the Registration Rights Agreement with respect to the registration of Registrable Securities for resale under the Shelf Registration Statement.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at stated maturity of New Notes in exchange for each $1,000 principal amount at stated maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the New Notes will be identical in all material respects (including principal amount, interest rate, maturity and ranking) to terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under certain circumstances described in the Registration Rights Agreement (as defined). The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the New Notes will be, issued.

    As of the date of this Prospectus, $500,000,000 million aggregate principal amount of the Old Notes is outstanding. The Company has fixed the close of
business on     , 1999 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there was one registered Holder of the Old Notes.

    Holders of the Old Notes do not have any appraisal or dissenters' rights under law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commission or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
    , 1999, unless the Company, in its reasonable discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent (as defined) of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled Expiration Date, unless otherwise required by applicable law or regulation.

    The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if in their reasonable judgment any of the conditions set forth below under the caption "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

    Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, together with any required signature guarantees, or, in the case of a book-entry transfer, Agent's Message (as defined), and any other required documents, to the Exchange Agent prior to Midnight, New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, or Book-Entry Confirmation, as the case may be, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    DTC has authorized DTC participants that hold Old Notes on behalf of beneficial owners of Old Notes through DTC to tender their Old Notes as if they were Holders. To effect a tender of Old Notes, DTC participants should either
(i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the Instructions to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such manually signed facsimile) to the Exchange Agent pursuant to the procedure set forth in "Procedures for Tendering" or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "--Book-Entry Transfer."

    The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    The method of delivery of the Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes, or Book-Entry Confirmation, as the case may be, should be sent to the Company.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power and signed by such registered Holder as such registered Holder's name appears on such Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-5 under the Exchange Act (an "Eligible Institution").

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects of irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of Old Notes. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will not be deemed to have been properly tendered. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    By tendering, each Holder will represent to the Company, among other things, that such Holder is not a Restricted Holder. Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Expiration Date.

BOOK-ENTRY TRANSFER

    The Exchange Agent will establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this Prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes may make a book-entry tender of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although tender of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

    The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Old Notes stating (i) the aggregate principal amount of Old Notes which have been tendered by such participant, (ii) that such participant has received and agrees to be bound by the term of the Letter of Transmittal and (iii) that the Company may enforce such agreement against the participant.

GUARANTEE DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

        (a) the tender is made through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, together with the certificate(s) representing the Old Notes, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

    Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes).

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

        (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of their subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

        (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (d) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in their reasonable discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

    United States Trust Company has been appointed as Exchange Agent for the Exchange Offer. Requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                        To: United States Trust Company
                           By Hand/Overnight Courier:
                          United States Trust Company
                             114 West 47(th) Street
                               New York, NY 10036
                             Attn: Patricia Stermer
                             Reorganization Section
                             Facsimile Transmission
                                 (212) 852-1625
                      Confirm by Telephone: (212) 852-1664

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Notes.

REGULATORY APPROVALS

    The Company does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement under the Securities Act.

OTHER

    Participation in the Exchange Offer is voluntary and Holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

                            DESCRIPTION OF THE NOTES

    The New Notes, like the Old Notes, will be issued under the Indenture, dated November 12, 1998, by and between NEXTLINK and The United States Trust Company, as trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Notes under the circumstances described in the Registration Rights Agreement. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein. Unless otherwise indicated, references under this caption to sections, "Section" or articles are references to the Indenture. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference. For purposes of the description of the Notes, the term "Company" refers to NEXTLINK Communications, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    The Notes:

    - will be senior obligations of the Company;

    - will be limited to $500 million aggregate principal amount;

    - will mature on November 15, 2008; and

    - will bear interest at the rate of 10 3/4% per annum, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1999, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding May 1 or November 1, as the case may be.

    Interest on the Notes will be computed on the basis of a 360 day year of twelve 30 day months. (Section 301, 307 and 310)

    Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer and exchange, at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, PROVIDED that at the option of the Company, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by the Company, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (Section301, 305 and 1002)

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 in excess thereof. (Section302) No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section305)

RANKING

    The Notes:

    - will be senior obligations of the Company;

    - will rank pari passu in right of payment with all existing and future senior obligations of the Company, including, without limitation, the 9% Notes, the 9 5/8% Notes, the 12 1/2% Notes and the 9.45% Notes; and

    - will rank senior in right of payment to all future subordinated obligations of the Company.

    Holders of secured obligations of the Company, however, will have claims that are prior to the claims of the holders of the Notes with respect to the assets securing such other obligations.

    The Company's principal operations are conducted through its Subsidiaries, and the Company is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. The Company's Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the Notes. Therefore, the Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon any liquidation or reorganization of such Subsidiary (and the consequent right of holders of the Notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of the Subsidiary. Any recognized claims of the Company as a creditor of the Subsidiary would be subordinate to any prior security interest held by any other creditor of the Subsidiary and obligations of the Subsidiary that are senior to those owing to the Company. See "Risk Factors--Holding Company Structure; Unsecured Obligations; Effective Subordination of the Notes."

    As of September 30, 1998, on a pro forma basis after giving effect to the sale of the old notes:

    - the total amount of outstanding consolidated liabilities of the Company and its Subsidiaries, including trade payables, would have been approximately $2,120.7 million, of which $14.2 million would have been secured obligations (excluding the 12 1/2% Notes, which are secured by a pledge of $43.0 million of U.S. Treasury securities as of September 30,
      1998); and

    - the total amount of outstanding liabilities of the Company's Subsidiaries, including trade payables, would have been $60.2 million, of which $11.7 million would have been secured obligations.

    See "Description of Certain Indebtedness" and "Selected Historical Consolidated Financial and Operating Data."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

    Notes will not be issued in bearer form. Notes will be issued:

    - only in fully registered form;

    - without interest coupons; and

    - in minimum denominations of $1,000 principal amount at maturity and any integral multiples of $1,000 in excess thereof.

    The Old Notes sold pursuant to Rule 144A are represented by one or more Notes in registered, global form without interest coupons (collectively, the "Restricted Global Note" or the "Global Note"). The Old Notes sold pursuant to Regulation S are represented by one or more Notes in registered, global form without interest coupons (collectively, the "Regulation S Global Note" and, together with the Restricted Global Note, the "Global Notes"). The Global Notes have been deposited with the

Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Prior to the expiration of the Restricted Period (as defined below), beneficial interests in the Regulation S Global Note may be held only through Euroclear or CEDEL (as indirect participants in DTC), unless exchanged for interests in the Restricted Global
Note in accordance with the transfer and certification requirements described below. "Restricted Period" means the period through and including December 22, 1998.

    Old Notes sold pursuant to Rule 144A (including beneficial interests in the Restricted Global Note) are subject to certain restrictions on transfer and such Notes bear a restrictive legend restricting their transfer. Old Notes sold pursuant to Regulation S Notes bear a restrictive legend restricting their transfer. In addition, transfers of beneficial interests in the Global Notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or its nominee, or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under "--Exchanges of Book-Entry Notes for Certificated Notes." In addition, beneficial interest in the Restricted Global Note may not be exchanged for beneficial Interests in the Regulation S Global Note or vice versa except in accordance with certain transfer and certification requirements.

    EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES. A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless:

    - DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or (y) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in either case the Company thereupon fails to appoint a successor Depositary;

    - the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form; or

    - there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes.

    In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated Note issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

    CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL NOTES. THE DESCRIPTIONS OF THE OPERATIONS AND PROCEDURES OF DTC, EUROCLEAR AND CEDEL THAT FOLLOW ARE PROVIDED SOLELY AS A MATTER OF CONVENIENCE. THESE OPERATIONS AND PROCEDURES ARE SOLELY WITHIN THE CONTROL OF THE RESPECTIVE SETTLEMENT SYSTEMS AND ARE SUBJECT TO CHANGES BY THEM FROM TIME TO TIME. THE COMPANY TAKES NO RESPONSIBILITY FOR THESE OPERATIONS AND PROCEDURES AND URGES INVESTORS TO CONTACT THE SYSTEM OR THEIR PARTICIPANTS DIRECTLY TO DISCUSS THESE MATTERS.

    DTC has advised the Company as follows:

    - DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the

      Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    - DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates.

    - Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies and clearing corporations and may include certain other organizations.

    - Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    - DTC's current practice, upon the issuance of the Restricted Global Note and the Regulation S Global Note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held.

    - Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

    AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Except in the limited circumstances described above under "--Exchanges of Book-Entry Notes for Certificated Notes", owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes.

    Investors may hold their interests in the Restricted Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. Investors may hold their interests in the Regulation S Global Note through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold their interests in Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in the Regulation S Global Note in customers' securities accounts in the depositories' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or CEDEL, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL will also be subject to the procedures and requirements of such system.

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

    Except for trades involving only Euroclear and CEDEL participants, interests in the Global Notes will trade in DTC's settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer and exchange restrictions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures or same-day funds settlement applicable to DTC, Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

    Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received in Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

    DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

    Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC. Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

OPTIONAL REDEMPTION

    The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after November 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12 month period beginning November 15 of the years indicated:

YEAR                                                                      REDEMPTION PRICE
------------------------------------------------------------------------  ----------------
2003....................................................................        105.375%
2004....................................................................        103.583%
2005....................................................................        101.792%
2006 and thereafter.....................................................        100.000%

(SectionSection 203, 1101, 1105 and 1107)

    The Notes will be redeemable prior to November 15, 2003 only in the event that on or before November 15, 2001 the Company receives net proceeds from a sale of its Common Equity, in which case the Company may, at its option, use all or a portion of any such net proceeds to redeem Notes in a principal amount of up to an aggregate amount equal to 33 1/3% of the original principal amount of the Notes, PROVIDED that:,

    - at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding after such redemption; and

    - the redemption occurs on a Redemption Date within 90 days of such sale and upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at a redemption price of 112.750% of their principal amount plus accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

    If less than all the Notes are to be redeemed, the Trustee shall select, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000. (Section1104)

MANDATORY REDEMPTION; SINKING FUND

    Except as set forth under "Covenants--Limitation on Asset Dispositions" and "Covenants-- Change of Control" below, the Company is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the Notes.

COVENANTS

    The following "restrictive covenants" are promises that we make to you about how we will run our business, or business actions that we promise not to

    LIMITATION ON CONSOLIDATED INDEBTEDNESS

    The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur any Debt unless either:

        (a) the ratio of (i) the aggregate consolidated principal amount of Debt of the Company outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if (x) any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, (y) the net income (or loss) for such period of any Person or related to any assets disposed of by the Company or a Restricted Subsidiary of the Company prior to the end of such period had been excluded from Consolidated Net Income and (z) the net income (or loss) for such period of any Person or related to any assets acquired by the Company or any Restricted Subsidiary prior to the end of such period had been included in Consolidated Net Income, would be less than 5.5 to 1 for such four quarter periods ending on or prior to December 31, 1999 and 5.0 to 1 for such periods ending thereafter; or

        (b) the Company's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt, any issuance of capital stock (other than Disqualified Stock) since such balance sheet date, any increase in paid-in-capital (other than in respect of Disqualified Stock) since such balance sheet date and the Incurrence of any other Debt since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.

    Notwithstanding the foregoing limitation, the Company and any Restricted Subsidiary may Incur the following:

        (i) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed the greater of (x) $175 million and (y) 85% of the Eligible Receivables, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of the Company and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding;

        (ii) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;

        (iii) Debt owed by the Company to any Restricted Subsidiary of the Company or Debt owed by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary of the Company or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary, as a result of which the obligor of such Debt ceases to be a Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

        (iv) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt outstanding at the date of the Indenture or Incurred pursuant to the preceding paragraph or clause (ii) of this paragraph or the Notes in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu to the Notes or debt which is subordinate in right of payment to the Notes shall only be permitted if
    (A) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is made pari passu to the Notes or subordinated to the Notes, and, in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt constitutes Subordinated Debt and (B) in either case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,
    (x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change substantially similar to those described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "--Limitation on Asset Dispositions".

        (v) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

        (vi) Debt outstanding under the Notes;

        (vii) Subordinated Debt invested by (a) a group of employees of the Company, which includes the Chief Executive Officer of the Company, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of the Company's Capital Stock or (b) any other Person that controls the Company (i) on the Issue Date or (ii) after a Change of Control, provided that the Company is not in default with respect to its obligations described under "--Change of Control" below;

        (viii) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

        (ix) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (viii) above, which, together with any other outstanding Debt Incurred pursuant to this clause (ix), has an aggregate principal amount or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence not in excess of $10 million at any time outstanding.

    For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt the Company is permitted to incur pursuant to the foregoing clauses (i) through (ix) or the first unnumbered paragraph of this "Limitation on Consolidated Indebtedness," the Company shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause or paragraph permitting the Debt as so classified. For purposes of determining any particular amount of Debt under such covenant, Guarantees or Liens with respect to letters of credit supporting Debt otherwise included in the determination of a particular amount shall not be included. (Section1007)

    LIMITATION ON DEBT AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    The Company may not permit any Restricted Subsidiary of the Company (other than a Restricted Subsidiary that has fully and unconditionally Guaranteed the Notes on an unsubordinated basis) to Incur or suffer to exist any Debt or issue any Preferred Stock except:

        (i) Debt or Preferred Stock outstanding on the date of the Indenture after giving effect to the application of the proceeds of the Notes;

        (ii) Debt Incurred or Preferred Stock issued to and held by the Company or a Restricted Subsidiary of the Company (provided that such Debt or Preferred Stock is at all times held by the Company or a Restricted Subsidiary of the Company);

        (iii) Debt Incurred or Preferred Stock issued by a Person prior to the time (A) such Person became a Restricted Subsidiary of the Company, (B) such Person merges into or consolidates with a Restricted Subsidiary of the Company or (C) another Restricted Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary of the Company), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction;

        (iv) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

        (v) Debt or Preferred Stock of a Joint Venture;

        (vi) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (i) of the "--Limitation on Consolidated Indebtedness";

        (vii) Debt consisting of Guarantees of the Notes;

        (viii) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to refinance, refund or redeem, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (i), (iii) and (ix) hereof (or any extension or renewal thereof) (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference, in the case of Preferred Stock, not to exceed the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company and the Restricted Subsidiary incurred in connection therewith and provided the Debt or Preferred Stock incurred or issued upon such refinancing by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is Incurred or issued, (x) does not provide for payments of principal or liquidation value at the stated maturity of such Debt or Preferred Stock or by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock by the Company or any Restricted Subsidiary of the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt or Preferred Stock being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary of the Company) of such Debt or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock (including pursuant to an offer to purchase made by the Company or a Restricted Subsidiary of the Company) which is conditioned upon the change of control of the Company pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "--Limitation on Asset Dispositions", and provided, further, that in the case of any exchange or redemption of Preferred Stock of a Restricted Subsidiary of the Company, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Restricted Subsidiary;

        (ix) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;

        (x) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Company or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

        (xi) Debt not otherwise permitted to be incurred pursuant to clauses (i) through (x) above, which, together with any other outstanding Debt incurred pursuant to this clause (xi), has an aggregate principal amount (or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence) not in excess of $10 million at any time outstanding. (Section1008)

    For purposes of determining compliance with this "Limitation on Debt and Preferred Stock of Restricted Subsidiaries" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt a Restricted Subsidiary of the Company is permitted to incur pursuant to the foregoing clauses (i) through (xi), the Company shall have the right, in its sole discretion, to classify such item of Debt and shall be only required to include the amount and type of such Debt under the clause permitting the Debt as so classified. For purposes of determining any particular amount of Debt under such covenant, Guarantees or Liens with respect to letters of credit supporting Debt or otherwise included in the determination of a particular amount shall not be included.

LIMITATION ON RESTRICTED PAYMENTS

    The Company may not:

        (i) directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock);

        (ii) and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of the Company or any Related Person of the Company; or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person of the Company or any securities convertible or exchangeable into shares of Capital Stock of the Company or any Related Person of the Company;

        (iii) make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than the Company or a Restricted Subsidiary of the Company, except for Permitted Investments; and

        (iv) and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinate in right of payment to the Notes (each of clauses (i) through (iv) being a "Restricted Payment")

    if:

    (1) a Default or an Event of Default shall have occurred and is continuing;
        or

    (2) upon giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "--Limitation on Consolidated Indebtedness" above; or

    (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from April 25, 1996 exceeds the sum of: (a) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the last full fiscal quarter prior to April 25, 1996 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus (b) $5 million; plus (c) 100% of the net reduction in Investments in any Unrestricted Subsidiary resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary of the Company from such Unrestricted Subsidiary (except to the extent that any such payment is included in the calculation of Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries; PROVIDED that the amount included in this clause (c) shall not exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary;

PROVIDED, FURTHER, that the Company or a Restricted Subsidiary of the Company may make any Restricted Payment with the aggregate net proceeds received after April 25, 1996, including the fair value of property other than cash (determined in good faith by the Board of Directors of the Company, as conclusively evidenced by a Board Resolution filed with the Trustee), as capital contributions to the Company or from the issuance (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and warrants, rights or options on Capital Stock (other than Disqualified Stock) of the Company and the principal amount of Debt of the Company that has been converted into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of the Company after April 25, 1996.

    Notwithstanding the foregoing:

        (i) the Company may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, the Company could have paid such dividend in accordance with the foregoing provisions

        (ii) the Company may repurchase any shares of its Common Equity or options to acquire its Common Equity from Persons who were formerly officers or employees of the Company, PROVIDED that the aggregate amount of all such repurchases made pursuant to this clause (ii) shall not exceed $2 million, plus the aggregate cash proceeds received by the Company since April 25, 1996 from issuances of its Common Equity or options to acquire its Common Equity to members, officers, managers, directors and employees of the Company or any of its Subsidiaries;

        (iii) the Company and its Restricted Subsidiaries may refinance any Debt otherwise permitted by clause (iv) of the second paragraph under "--Limitation on Consolidated Indebtedness" above; and

        (iv) the Company and its Restricted Subsidiaries may retire or repurchase any Capital Stock or Subordinated Debt of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Capital Stock (other than Disqualified Stock) of the Company. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in good faith determination of the Company be permitted under the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments in good faith to the Company financial statements affecting Consolidated Net Income for any period.

    In determining the aggregate amount expended or available for Restricted Payments in accordance with clause (3) of the first paragraph above, (1) no amounts expended under clauses (iii) or (iv) of the immediately preceding paragraph shall be included, (2) 100% of the amounts expended under clauses (i) and (ii) of the immediately preceding paragraph shall be included, and (3) no amount shall be credited in respect of issuances of Capital Stock in transactions under clause (iv) of the immediately preceding paragraph. (Section
1009)

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES

    The Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company:

        (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary;

        (ii) to make loans or advances to the Company or any other Restricted Subsidiary; or

        (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

        (a) pursuant to any agreement in effect on the Issue Date;

        (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries;

        (c) pursuant to any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (i) of the "Limitation on Consolidated Indebtedness", PROVIDED that such restriction is consistent with, and not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of the Company), taken as a whole, than, comparable provisions included in similar agreements or facilities extended to comparable credits engaged in the Telecommunications Business;

        (d) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above or (e) below, PROVIDED, HOWEVER, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of the Company), taken as a whole, than the provisions contained in the agreement the subject thereof;

        (e) in the case of clause (iii) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement;

        (f) in the case of clause (iii) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements;

        (g) any restriction with respect to a Restricted Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, PROVIDED that consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

        (h) pursuant to applicable law or regulations;

        (i) pursuant to the Indenture and the Notes; or

        (j) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property. (Section 1010)

LIMITATION ON LIENS

    The Company may not, and may not permit any Restricted Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with (or prior to) such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of the Company which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

    The foregoing restrictions shall not apply to:

        (i) Liens existing on the Issue Date and securing Debt outstanding on the Issue Date or securing the Notes or Liens securing Debt Incurred pursuant to any Bank Credit Agreement or Vendor Financing Facility (whether or not such Bank Credit Agreement or Vendor Financing Facility was outstanding on the Issue Date);

        (ii) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under the Bank Credit Agreement and the Vendor Financing Facility

    (or under refinancings or amendments of such agreements), does not exceed
    1.5 times the Company's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;

        (iii) Liens in favor of the Company or any Wholly Owned Restricted Subsidiary of the Company;

        (iv) Liens on real or personal property of the Company or a Restricted Subsidiary of the Company acquired, constructed or constituting improvements made after the Issue Date to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the Indenture, PROVIDED, HOWEVER, that (a) the net proceeds of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Lien; (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property; and (c) such Lien does not extend to or cover any property other than the property (or identifiable portions thereof) acquired, constructed or constituting improvements made with the proceeds of such Purchase Money Debt (it being understood and agreed that all Debt owed to any single lender or group of lenders or outstanding under any single credit facility shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time);

        (v) Liens to secure Acquired Debt, provided, however, that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset;

        (vi) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses
    (i), (ii), (iv) and (v) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (iv) of "--Limitation on Consolidated Indebtedness";

        (vii) Liens securing Debt not otherwise permitted by the foregoing clauses (i) through (vi) in an amount not to exceed 5% of the Company's Consolidated Tangible Assets determined as of the most recent available quarterly or annual balance sheet; and

        (viii) Permitted Liens. (Section 1011)

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    The Company may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

        (i) the Company or such Restricted Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under "--Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the Notes; or

        (ii) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "--Limitation on Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction in the same manner as consideration received in respect of an Asset Disposition for purposes of such covenant. (Section 1012)

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LIMITATION ON ASSET DISPOSITIONS

    The Company may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions occurring within any 12 month period unless:

        (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors of the Company in good faith and evidenced by a Board Resolution filed with the Trustee, which determination shall be conclusive;

        (ii) at least 75% of the consideration for such disposition consists of
    (1) cash or readily marketable cash equivalents or the assumption of Debt of the Company (other than Debt that is subordinated to the Notes) or of the Restricted Subsidiary and release from all liability on the Debt assumed;
    (2) Telecommunications Assets; or (3) shares of publicly traded Voting Stock of any Person engaged in the Telecommunications Business in the United States; and

        (iii) all Net Available Proceeds, less any amounts invested in Telecommunications Assets (within 180 days prior to and 360 days following such disposition), are applied within 360 days of such disposition (1) first, to the permanent repayment or reduction of Debt then outstanding under any Bank Credit Agreement or Vendor Financing Facility, to the extent such agreements would require such application or prohibit payments pursuant to clause (2) following, (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at 100% of their principal amount, plus accrued interest to the date of purchase, and, to the extent required by the terms thereof, any other Debt of the Company that is PARI PASSU with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase (or 100% of the accreted value thereof in the case of Debt issued at an original issue discount) (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of the Company or Debt of a Restricted Subsidiary of the Company, to the extent permitted under the terms thereof. To the extent any Net Available Proceeds remain after such uses, the Company and its Restricted Subsidiaries may use such amounts for any purposes not prohibited by the Indenture. (Section1013)

    Notwithstanding the foregoing, these provisions shall not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of the Company's properties or assets as described under "--Mergers, Consolidations and Certain Sales of Assets."

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    The Company may not, and may not permit any Restricted Subsidiary of the Company to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of the Company or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of the Company to any person other than the Company or a Wholly Owned Restricted Subsidiary of the Company except:

        (i) in a transaction consisting of a sale of Capital Stock of such Restricted Subsidiary owned by the Company or any Restricted Subsidiary of the Company and that complies with the provisions described under "--Limitation on Asset Dispositions" above to the extent such provisions apply;

        (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;

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        (iii) in a transaction in which, or in connection with which, the
    Company or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction;

        (iv) constituting the issuance of Preferred Stock permitted by the provisions described under "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above; and

        (v) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded. (Section 1014)

TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

    The Company may not, and may not permit any Restricted Subsidiary of the Company to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of the Company (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), including any Investment, but excluding transactions pursuant to employee compensation arrangements approved by the Board of Directors of the Company, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could reasonably be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of such Company or such Restricted Subsidiary. For any transaction that involves in excess of $1 million but less than or equal to $15 million, the Chief Executive Officer of the Company shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee. For any transaction that involves in excess of $15 million, the Company shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions, taken as a whole, of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on and conditions, taken as a whole, no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or Related Person of the Company, which opinion shall be filed with the Trustee. This covenant shall not apply to Investments by an Affiliate or a Related Person of the Company in the Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary of the Company. (Section 1015)

CHANGE OF CONTROL

    Within 30 days of the occurrence of a Change of Control, the Company will be required to make an Offer Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase. A "Change of Control" will be deemed to have occurred at such time as either:

        (a) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Company), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Company; or

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
        (b) neither Mr. Craig O. McCaw nor any person designated by him to the Company as acting on his behalf shall be a director of the Company; or

        (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was proposed by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office. (Section 1016)

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

    Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    In the event of a Change of Control, the indentures relating to the 9.45% Notes, the 9% Notes, the 9 5/8% Notes and the 12 1/2% Notes would require the Company to make an offer to purchase the 9.45% Notes, the 9% Notes, the 9 5/8% Notes and the 12 1/2% Notes. The Company does not currently have adequate financial resources to effect such repurchases and repurchase the Notes upon a Change of Control and there can be no assurance that the Company will have such resources in the future. The inability of the Company to repurchase the Notes upon a Change of Control would constitute an Event of Default.

    In addition, there may be restrictions contained in instruments evidencing Indebtedness incurred by the Company or its Restricted Subsidiaries permitted under the Indenture which restrict or prohibit the ability of the Company to effect any repurchase required under the Indenture in connection with a Change of Control.

    In the event that the Company makes an Offer to Purchase the Notes, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

PROVISION OF FINANCIAL INFORMATION

    The Company has agreed that, for so long as any Notes remain outstanding, it will file with the Trustee within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Company shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing) and the Trustee. The Company will furnish copies of the SEC Reports to the holders of Notes at the time the Company is required to file the same with the Trustee and will make such information available to investors who request it in writing. (Section 1017)

LIMITATION ON USE OF PROCEEDS

    The Company will apply the net proceeds from the sale of the Old Notes toward the construction, improvement and acquisition by the Company or one or more Restricted Subsidiaries of the Company or Joint Ventures of Telecommunications Assets of the Company, such Restricted Subsidiaries or Joint Ventures (or will advance such net proceeds to such Restricted Subsidiaries of the Company or Joint Ventures for such purpose); provided, however, pending such application, the net proceeds of the sale of the Old Notes may be invested in Marketable Securities. (Section 1020)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

    The Company may not, in a single transaction or a series of related transactions:

        (i) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company (other than a consolidation or merger of a Wholly Owned Restricted Subsidiary organized under the laws of a State of the United States into the Company); or

        (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole and PROVIDED that the creation of a Lien on or in any of its assets shall not in and of itself constitute the transfer, sale, lease or disposition of the assets subject to the Lien), unless (1) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity to the Company shall be a corporation organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture, (2) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the last full fiscal quarter immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation and treating any Debt which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing, (3) immediately after giving effect to such transaction, the Consolidated Net Worth of the Company (or other successor entity to the Company) is equal to or greater than that of the Company immediately prior to the transaction, (4) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "Covenants--Limitation on Liens" above, the Company or the successor entity to the Company shall have secured the Notes as required by said covenant, and (5) certain other conditions are met. (Section 801)

    In the event of any transaction (other than a lease) described in and complying with the immediately preceding paragraph in which the Company is not the surviving Person and the surviving Person assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company will be discharged from its obligations under the Indenture and the Notes; PROVIDED that solely for the purpose of calculating amounts described in clause (3) under "Covenants--Limitations on Restricted Payments," any such surviving Person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction, and the Company (before giving effect to such transaction) shall be deemed to be the "Company" for such purposes for all prior periods. (Section801)

    The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether the foregoing provisions are applicable.

CERTAIN DEFINITIONS

    Set forth below is a summary of some of the definitions used in the Indenture. Reference is made to the Indenture for the definition of all such terms, as well as any other term used herein for which no definition is provided. (Section101)

    "Acquired Debt" means, with respect to any specified Person,

        (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and;

        (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Disposition" by the Company or any Restricted Subsidiary means any transfer, conveyance, sale, lease or other disposition(other than a creation of a Lien) by such Person (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Company, but excluding a disposition by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company or by the Company to a Restricted Subsidiary of the Company) of:

        (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of the Company, other than as permitted by the provisions of the Indenture described above under the Caption "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" or pursuant to a transaction in compliance with the covenant described under "Mergers, Consolidations and Certain Sales of Assets" above;

        (ii) substantially all of the assets of the Company or any of, its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment); or

        (iii) other assets or rights of the Company or any of its Restricted Subsidiaries other than (A) in the ordinary course of business or (B) that constitutes a Restricted Payment which is permitted under the covenant "--Limitation on Restricted Payments" above; provided that a transaction described in clauses (i), (ii) and (iii) shall constitute an Asset Disposition only if the

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
    aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12 month period.

    "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

    "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between the Company or any Restricted Subsidiary of the Company and one or more banks or other financial institutions providing financing for the business of the Company and its Restricted Subsidiaries.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

    "Common Equity" of any Person means Capital Stock of such Person that is not Disqualified Stock, and a "sale of Common Equity" includes any sale of Common Equity effected by private sale or public offering.

    "Consolidated Capital Ratio" of any Person as of any date means the ratio of
(i) the aggregate consolidated principal amount of Debt (or in the case of Debt issued at a discount the accreted amount thereof) of such Person then outstanding (which amount of Debt shall be reduced by any amount of cash or cash equivalent collateral securing on a perfected basis and dedicated for disbursement exclusively to the payment of principal of and interest on such
Debt) to (ii) the aggregate consolidated Capital Stock (other than Disqualified Stock) and paid in capital (other than in respect of Disqualified Stock) of such Person as of such date.

    "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period,

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plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Company and its Restricted Subsidiaries for such period plus (iv) any noncash expense for such period (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements in any future period), plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; PROVIDED, HOWEVER, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of the Company (calculated separately for such Restricted Subsidiary in the same manner as provided above for the Company) that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

    "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (excluding interest income) of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):

        (i) the amortization of Debt discounts;

        (ii) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;

        (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

        (iv) Preferred Dividends of the Company and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;

        (v) accrued Disqualified Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid;

        (vi) interest on Debt guaranteed by the Company and its Restricted Subsidiaries; and

        (vii) the portion of any Capital Lease Obligation paid or accrued during such period that is allocable to interest expense.

    "Consolidated Net Income" for any period means the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom:

        (a) the net income (or loss) of any Person acquired by the Company or a Restricted Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such transaction;

        (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Company except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary of the Company by such Person during such period;

        (c) gains or losses on Asset Dispositions by the Company or its Restricted Subsidiaries;

        (d) all extraordinary gains and extraordinary losses;

        (e) the cumulative effect of changes in accounting principles;

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
        (f) noncash gains or losses resulting from fluctuations in currency exchange rates;

        (g) any noncash gain or loss realized on the termination of any employee pension benefit plan; and

        (h) the tax effect of any of the items described in clauses (a) through
    (g) above.

PROVIDED, FURTHER, that for purposes of any determination pursuant to the provisions described under "Covenants--Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of the Company that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary of the Company to the extent of such restriction.

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; PROVIDED that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

    "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet; PROVIDED that, with respect to the Company, adjustments following the date of the Indenture to the accounting books and records of the Company in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect to.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

        (i) every obligation of such Person for money borrowed,;

        (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses;

        (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

        (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

        (v) every Capital Lease Obligation of such Person;

        (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;

        (vii) all obligations to redeem Disqualified Stock issued by such Person;

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
        (viii) every obligation under Interest Rate and Currency Protection Agreements of such Person; and

        (ix) every obligation of the type referred to in clauses (i) through
    (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed.

    The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (b) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or (e) any Permitted Interest Rate or Currency Protection Agreement, shall be zero. In no event shall Debt include any liability for taxes.

    "Default" means an event that with the passing of time or the giving of notice or both shall constitute an Event of Default.

    "Disqualified Stock" of any Person means any Capital Stock of such Person (other than Capital Stock outstanding on the Issue Date) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Preferred Stock upon the occurrence of an asset sale or a Change of Control occurring prior to the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "Covenants--Limitation on Asset Dispositions" or "Covenants--Change of Control" and such Preferred Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "Covenants--Limitation on Asset Dispositions" or "Covenants--Change of Control".

    "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A 3" or higher, "A" or higher or "A" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

    "Eligible Receivables" means, at any time, Receivables of the Company and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of the Company as at a date at least 45 days prior to such time arising in the ordinary course of business of the Company or any Restricted Subsidiary of the Company.

    "Event of Default" has the meaning set forth under "Events of Default" below.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

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    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:

        (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt;

        (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt; or

        (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing):

PROVIDED, HOWEVER, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and PROVIDED FURTHER, that the incurrence by a Restricted Subsidiary of the Company of a lien permitted under clause (iv) of the second paragraph of the "Limitation on Liens" covenant shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of the Company secured thereby.

    "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; PROVIDED, FURTHER, however, that the Company may elect to treat all or any portion of revolving credit debt of the Company or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to the Company or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by the Company or a Subsidiary under such commitment up to the amount of such commitment designated by the Company as Incurred shall not be deemed to be new lncurrences of Debt by the Company or such Subsidiary.

    "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

    "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of the Company or any of its Restricted

Subsidiaries in the ordinary course of business, accounts receivables and other commercially reasonable extensions of trade credit.

    "Issue Date" means the date on which the Notes are first authenticated and delivered under the Indenture.

    "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses as to which the Company (directly or through one or more Restricted Subsidiaries) exercises managerial control and in which the Company owns (i) a 50% or greater interest, or (ii) a 30% or greater interest, together with options or other contractual rights, exercisable not more than seven years after the Company's initial Investment in such Joint Venture, to increase its interest to not less than 50%.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Marketable Securities" means:

        (i) Government Securities;

        (ii) any time or demand deposit account, money market deposit and certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

        (iii) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "P1" or higher according to Moody's Investors Service, Inc., "A1" or higher according to Standard & Poor's Ratings Group or "A1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

        (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;

        (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution;

        (vi) auction rate preferred stocks of any corporation maturing within 90 days after the date of acquisition by the Company thereof, having a rating of at least AA by Standard & Poor's; and

        (vii) any fund investing exclusively in investments of the types described in clauses (i) through (vi) above.

    "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

        (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes (including taxes payable upon payment or other distribution of funds from a foreign subsidiary to the Company or another subsidiary of the Company) required to be accrued as a liability as a consequence of such Asset Disposition;

        (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

        (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition;

        (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors of the Company, in its reasonable good faith judgment evidenced by a Board Resolution filed with the Trustee; PROVIDED, HOWEVER, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; and

        (v) any consideration for an Asset Disposition (which would otherwise constitute Net Available Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause shall become Net Available Proceeds at such time and to the extent such amounts are released to such Person.

    "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

        a. the Section of the Indenture pursuant to which the Offer to Purchase is being made;

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
        b. the Expiration Date and the Purchase Date;

        c. the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Indenture provision requiring the Offer to Purchase) (the "Purchase Amount");

        d. the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

        e. that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

        f. the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

        g. that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

        h. that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

        i. that each holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

        j. that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

        k. that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased);

        l. that in the case of any holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered; and

        m. the CUSIP number or numbers of the Notes offered to be purchased by the Company pursuant to the Offer to Purchase.

    Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

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
    "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

    "Permitted Investment" means:

        (i) any Investment in a Joint Venture (including the purchase or acquisition of any Capital Stock of a Joint Venture), provided the aggregate amount of all outstanding Investments pursuant to this clause (i) in Joint Ventures in which the Company owns, directly or indirectly, a less than 50% interest shall not exceed $25 million;

        (ii) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary or, subject to the proviso to clause (i) of this definition, becomes a Joint Venture of the Company;

        (iii) any Investment in Marketable Securities,

        (iv) Investments in Permitted Interest Rate or Currency Protection Agreements;

        (v) Investments made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Covenants--Limitation on Asset Dispositions" above; and

        (vi) other Investments in an aggregate amount not to exceed the aggregate net proceeds received by the Company or any Restricted Subsidiary after the date of the Indenture from the sale or liquidation of any Unrestricted Subsidiary or any interest therein (except to the extent that any such amount is included in the calculation of Consolidated Net Income).

    "Permitted Liens" means:

        (a) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

        (b) other Liens incidental to the conduct of the Company's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of the Company's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business;

        (c) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company to secure Debt owing to the Company;

        (d) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations (including to secure government contracts);

        (e) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

        (f) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries;

        (g) Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and the Company or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles;

        (h) any interest or title of a lessor in the property subject to any lease other than a Capital Lease; and

        (i) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by generally accepted accounting principles).

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

    "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to the Company (expressed as a decimal).

    "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Purchase Money Debt" means (i) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (ii) Debt of the Company or of any Restricted Subsidiary of the Company (including, without limitation, Debt represented by Bank Credit Agreements, Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by the Company or any Restricted Subsidiary of the Company or any Joint Venture of any Telecommunications Assets of the Company, any Restricted Subsidiary of the Company or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

    "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

    "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

    "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the Outstanding Common Equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (b) 10% or more of the combined voting power of the Voting Stock of such Person.

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
    "Restricted Subsidiary" of the Company means any Subsidiary, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

    "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

    "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 102(w) of Regulation S-X under the Securities Act and the Exchange Act.

    "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent:

        (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists;

        (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice or for the period until such default has been cured or waived or ceased to exist and any acceleration of the Notes has been rescinded or annulled, whichever period is shorter (which Debt may provide that no new period of payment blockage may be commenced by a payment blockage notice unless and until 360 days have elapsed since the effectiveness of the immediately prior notice, no nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to such holders (or such agents or trustees) shall be, or be made, the basis for a subsequent payment blockage notice and failure of the Company to make payment on such Debt when due or within any applicable grace period, whether or not on account of such payment blockage provisions, shall constitute an event of default thereunder); and

        (iii) such Debt may not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Company (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but executing any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes or permit redemption or other retirement (including pursuant to an offer to purchase made by the Company) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by the Company) which is conditioned upon a change of control of the Company pursuant to provisions substantially similar to those described under "Covenants-- Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to the Company's repurchase of the Notes required to be repurchased by the Company pursuant to the provisions described under "Covenants--Change of Control").

    "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

    "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

    "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in
(i) or (ii) above and shall, in any event, include all businesses in which the Company or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company, which determination shall be conclusive.

    "Unrestricted Subsidiary" means (1) any Subsidiary of the Company designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, PROVIDED that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Covenants--Limitation on Consolidated Indebtedness" above and provided, further, that the Company could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to the covenant described under "Covenants--Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, PROVIDED that, if such Unrestricted Subsidiary has Debt outstanding at such time, either (a) immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Covenants--Limitation on Consolidated Indebtedness" above or
(b) the Company or such Restricted Subsidiary could Incur such Debt hereunder (other than as Acquired Debt).

    "Vendor Financing Facility" means any agreements between the Company or a Restricted Subsidiary of the Company and one or more vendors or lessors of equipment or other capital assets to the Company or any of its Restricted Subsidiaries (or any affiliate of any such vendor or lessor) providing financing for the acquisition by the Company or any such Restricted Subsidiary of equipment or other capital assets from any such vendor or lessor.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (a) failure to pay principal of (or premium, if any, on) any Note when due;

        (b) failure to pay any interest on any Note when due, continued for 30 days;

        (c) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "Covenants--Change of Control" when due and payable;

        (d) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales of Assets";

        (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 60 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes;

        (f) default under the terms of any instrument evidencing or securing Debt of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of such Debt or constitutes the failure to pay such Debt when due;

        (g) the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against the Company or any Significant Subsidiary in an aggregate amount in excess of $10 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal all such judgments has expired; and

        (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary. (Section 501)

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any direction that the Trustee, in its sole discretion, determines may be unduly prejudicial to the rights of another holder or that may subject the Trustee to any liability or expense if the Trustee determines, in its sole discretion, that it lacks indemnification against such loss or expense. (Section512)

    If an Event of Default (other than an Event of Default described in Clause
(h) above with respect to the Company) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes at maturity may accelerate the maturity of all Notes; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount at maturity of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in Clause (h) above occurs with respect to the Company, the outstanding Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. (Section502) For information as to waiver of defaults, see "Modification and Waiver".

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section507) However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Section508)

    The Indenture provides that if a Default occurs and is continuing, generally the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; PROVIDED, HOWEVER, that in the case of any default of a character specified in Clause (e) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. (Section602)

    The Company will be required to furnish to the Trustee quarterly a statement as to the performance by the Company of certain of its obligations under the Indenture and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default. (Section1018)

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption, (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payment of principal of and premium, if any, and interest on the Notes,
(iv) rights, obligations and immunities of the Trustee under the Indenture and
(v) rights of the Holders of the Notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them), if (x) the Company will have paid or caused to be paid the principal of and premium, if any, and interest on the Notes as and when the same will have become due and payable or (y) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation. (Section401)

DEFEASANCE

    The Indenture will provide that, at the option of the Company, (a) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding Notes or (b) if applicable, the

Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (a) or (b) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes on the Stated Maturity. With respect to clause (b), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (a), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law after the Issue Date, which in the Opinion of Counsel provides that holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and (iv) certain other customary conditions precedent are satisfied. (Section1201)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

        (a) change the due date of the principal of, or any installment of interest on, any Note;

        (b) reduce the principal amount of, or the premium or interest on, any Note;

        (c) change the place or currency of payment of principal of, or premium or interest on, any Note;

        (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

        (e) reduce the above stated percentage of outstanding Notes necessary to modify or amend the Indenture;

        (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

        (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified; or

        (h) following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof. (Section 902)

    Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act. (Section901)

    The holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section1019) Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. (Section513)

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

GOVERNING LAW

    The Indenture and the Notes will be governed by the laws of the State of New York.

THE TRUSTEE

    The Trustee's current address is 114 West 47th Street, New York, New York 10036.

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section601)

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate, PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. (SectionSection608, 613)

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

DESCRIPTION OF THE 12 1/2% NOTES

    GENERAL. The Company and NEXTLINK Capital, Inc., a Washington corporation and a wholly owned subsidiary of the Company ("Capital" and, together with the Company, the "Issuers") issued $350 million of 12 1/2% Senior Notes Due April 15, 2006 pursuant to an Indenture among the Company, Capital and United States Trust Company of New York, as trustee. On September 6, 1996, the Company consummated an offer to exchange such notes for $350 million of 12 1/2% Senior Notes Due April 15, 2006 that had been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 12 1/2% Notes are limited in aggregate principal amount to $350 million and will mature on April 15, 2006. Interest on the 12 1/2% Notes accrues at 12 1/2% per annum and is payable semiannually in arrears on April 15 and October 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. At the closing of the offering, the Company used $117.7 million of the net proceeds of the offering of the 12 1/2% Notes to purchase a portfolio of securities, initially consisting of U.S. government securities (including any securities substituted in respect thereof, the "Pledged Securities"), to pledge as security for payment of interest on the 12 1/2% Notes through April 15, 1999 and, under certain circumstances, as security for repayment of the principal of the 12 1/2% Notes. Proceeds from the Pledged Securities may be used by the Company to make interest payments on the 12 1/2% Notes through April 15, 1999. The Pledged Securities are being held by the trustee pending disbursement.

    RANKING. The 12 1/2% Notes are unsecured senior obligations of the Issuers, will rank PARI PASSU in right of payment with all existing and future senior obligations of the Issuers, including the 9 5/8% Notes, the 9% Notes, the 9.45% Notes and the Notes and will rank senior in right of payment to all future subordinated obligations of the Issuers.

    REDEMPTION. The 12 1/2% Notes are not redeemable at the Company's option prior to April 15, 2001. Thereafter, the 12 1/2% Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2001..........................................................................     106.250%
2002..........................................................................     104.167%
2003..........................................................................     102.083%
2004 and thereafter...........................................................     100.000%

    In addition, at any time on or before March 15, 1999, the Company may redeem up to 33 1/3% of the original aggregate principal amount of the 12 1/2% Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.50% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $175 million of aggregate principal amount of 12 1/2% Notes remains outstanding immediately after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 12 1/2% Notes) of the Company, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the 12 1/2% Notes.

    COVENANTS. The indenture relating to the 12 1/2% Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure PARI PASSU or subordinated indebtedness, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 12 1/2% Notes. The indenture relating to the 12 1/2% Notes permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 12 1/2% Notes contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments and (v) certain events of its subsidiaries.

DESCRIPTION OF THE 9 5/8% NOTES

    GENERAL. The Company issued $400 million of 9 5/8% Senior Notes Due 2007 pursuant to an Indenture among the Company and United States Trust Company of New York, as trustee. The 9 5/8% Notes have been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 9 5/8% Notes are limited in aggregate principal amount to $400 million and will mature on October 1, 2007. Interest on the 9 5/8% Notes accrues at 9 5/8% per annum and is payable semiannually in arrears on April 1 and October 1 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

    RANKING. The 9 5/8% Notes are unsecured senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior obligations of the Company, including the 12 1/2% Notes, the 9% Notes, the 9.45% Notes and the Notes and will rank senior in right of payment to all future subordinated obligations of the Company.

    REDEMPTION. The 9 5/8% Notes are not redeemable at the Company's option prior to October 1, 2002. Thereafter, the 9 5/8% Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2002..........................................................................     104.813%
2003..........................................................................     103.208%
2004..........................................................................     101.604%
2005 and thereafter...........................................................     100.000%

    In addition, at any time on or before October 1, 2002, the Company may redeem up to 33 1/3% of the original aggregate principal amount of the 9 5/8% Notes with the net proceeds of a sale of common equity at a redemption price equal to 109.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $266.7 million of aggregate principal amount of 9 5/8% Notes remains outstanding immediately after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9 5/8% Notes) of the Company, the Company is not required to make mandatory redemption or sinking fund payments with respect to the 9 5/8% Notes.

    COVENANTS. The indenture relating to the 9 5/8% Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure PARI PASSU or subordinated indebtedness, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9 5/8% Notes. The indenture relating to the 9 5/8% Notes permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9 5/8% Notes contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments and (v) certain events of its subsidiaries.

DESCRIPTION OF THE 9% NOTES

    GENERAL. The Company issued $335 million of 9% Senior Notes Due 2008 pursuant to an Indenture among the Company and United States Trust Company of New York, as trustee. On July 15, 1998, the Company consummated an offer to exchange such notes for $335 million of 9% Senior Notes Due 2008 that had been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 9% Notes are limited in aggregate principal amount to $335 million and will mature on March 15, 2008. Interest on the 9% Notes accrues at 9% per annum and is payable semiannually in arrears on March 15 and September 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

    RANKING. The 9% Notes are unsecured senior obligations of the Company, will rank PARI PASSU in right of payment with all existing and future senior obligations of the Company, including the 9.45% Notes, the 9 5/8% Notes, the 12 1/2% Notes and the Notes and will rank senior in right of payment to all future subordinated obligations of the Company.

    REDEMPTION. The 9% Notes are not redeemable at the Company's option prior to March 15, 2003. Thereafter, the 9% Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2003..........................................................................     104.500%
2004..........................................................................     103.000%
2005..........................................................................     101.500%
2006 and thereafter...........................................................     100.000%

    In addition, at any time on or before March 15, 2003, the Company may redeem up to 33 1/3% of the original aggregate principal amount of the 9% Notes with the net proceeds of a sale of common equity at a redemption price equal to 9% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 66 2/3% of the original aggregate principal amount of 9% Notes remains outstanding immediately after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9% Notes) of the Company, the Company is not required to make mandatory redemption or sinking fund payments with respect to the 9% Notes.

    COVENANTS. The indenture relating to the 9% Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure PARI PASSU or subordinated indebtedness, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9% Notes. The indenture relating to the 9% Notes permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9% Notes contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness,
(iv) failure to pay more than $10 million of judgments and (v) certain events of its subsidiaries.

DESCRIPTION OF THE 9.45% NOTES

    GENERAL. The Company issued $636,974,000 principal amount at stated maturity of 9.45% Senior Discount Notes Due 2008 pursuant to an Indenture among the Company and United States Trust Company of New York, as trustee. On August 24, 1998, the Company consummated an offer to exchange such notes for $636,974,000 million in principal amount at stated maturity of 9.45% Senior Discount Notes due 2008 that have been registered under the Securities Act.

    PRINCIPAL, MATURITY AND INTEREST. The 9.45% Notes are limited to $636,974,000 aggregate principal amount at stated maturity and will mature on April 15, 2008. The 9.45% Notes were issued at a discount from their principal amount to generate aggregate gross of proceeds of approximately $400.0 million. The 9.45% Notes accrete at a rate of 9.45% compounded semi-annually, to an aggregate principal amount of $636,974,000 by April 15, 2003. No interest will accrue on the 9.45% Notes prior to April 15, 2003. The 9.45% Notes bear interest at 9.45% per annum payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2003, accruing from April 15, 2003, or from the most recent interest payment date to which interest has been paid or provided.

    RANKING. The 9.45% Notes are unsecured senior obligations of the Company, rank PARI PASSU in right of payment with all existing and future senior obligations of the Company, including the 9 5/8% Notes, the 12 1/2% Notes, the 9% Notes and the Notes, and will rank senior in right of payment to all future subordinated obligations of the Company.

    REDEMPTION. The 9.45% Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after April 15, 2003 and prior to maturity in amounts of $1,000 principal amount at maturity or an integral multiple of $1,000 at the following redemption prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the Redemption Date, if redeemed during the 12 month period beginning April 15 of the years indicated:

YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2003..........................................................................     104.725%
2004..........................................................................     103.150%
2005..........................................................................     101.575%
2006 and thereafter...........................................................     100.000%

    The 9.45% Notes will be redeemable prior to April 15, 2003 only in the event that on or before April 15, 2001 the Company receives net proceeds from a sale of its common equity, in which case the Company may, at its option, use all or a portion of any such net proceeds to redeem the 9.45% Notes in a principal amount of up to an aggregate amount equal to 33 1/3% of the original principal amount of the 9.45% Notes, PROVIDED, HOWEVER, that at least 66 2/3% of the original aggregate principal amount of the 9.45% Notes remains outstanding after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9.45% Notes) of the

Company, the Company is not required to make mandatory redemption or sinking fund payments with respect to the 9.45% Notes.

    COVENANTS. The indenture relating to the 9.45% Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure PARI PASSU or subordinated indebtedness, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9.45% Notes. The indenture relating to the 9.45% Notes permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of such indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9.45% Notes contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments and (v) certain events of its subsidiaries.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain United States federal income tax consequences associated with the ownership and disposition of the Notes. Except where noted, it deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, traders in securities that elect to mark to market, financial institutions, life insurance companies, tax-exempt organizations or U.S. Holders (defined below) whose "functional currency" is not the U.S. dollar or who hold the Notes as a hedge or part of a straddle or conversion transaction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and, at any time and without prior notice, such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

    PERSONS CONSIDERING THE TENDER OF THEIR OLD NOTES FOR THE NEW NOTES OFFERED HEREBY, OR THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES, SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES AND CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

THE EXCHANGE OFFER

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer should be treated as a continuation of the corresponding Old Notes because the terms of the New Notes do not constitute a significant modification from the terms of the Old Notes. Accordingly, such exchange should not constitute a taxable event to holders and, therefore, (i) no gain or loss should be realized by holders upon receipt of a New Note, (ii) the holding period of the New Note should include the holding period of the Old Note exchanged therefor and (iii) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Old Note exchanged therefor immediately before the exchange.

UNITED STATES HOLDERS

    A United States holder (a "U.S. Holder") is generally, a citizen or resident of the United States, a corporation, a partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source, a trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or any other person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis.

    PAYMENT OF INTEREST

    Interest on the Notes will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Company expects that the Notes will not be issued with original issue discount for United States federal income tax purposes.

    MARKET DISCOUNT

    If a U.S. Holder purchases a Note for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its principal amount), such U.S. Holder will be treated as having purchased such Note at a "market discount," unless the amount of such market discount is less than a specified DE MINIMUS amount. Under the market discount rules, a U.S. Holder will be required to treat any gain on the maturity, sale, exchange, retirement or other disposition of Notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Notes at the time of such disposition. In addition, a U.S. Holder may be required to defer, until the maturity of the Notes or earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Notes.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Notes, unless the U.S. Holder elects to accrue on a constant yield method. A U.S. Holder of Notes may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service ("IRS"). U.S. Holders should consult with their own tax advisors regarding this election.

    AMORTIZABLE BOND PREMIUM

    A U.S. Holder that purchases Notes for an amount greater than the principal amount of the Notes, will be considered to have purchased such Notes with "bond premium." A U.S. Holder generally may elect to amortize the bond premium over the remaining term of the Notes on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Notes. Bond premium on a Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Notes. Any election to amortize bond premium applies to all debt obligations (other than debt obligations the interest on which is excludable from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the IRS. U.S. Holders should consult with their tax advisors regarding this election.

    SALE, EXCHANGE AND RETIREMENT OF NOTES

    A U.S. Holder's adjusted tax basis in Notes will, in general, equal the holder's cost therefor increased by any market discount included in the U.S. Holder's income and reduced by any amortized bond premium. Upon the sale, exchange or retirement of Notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the U.S. Holder's adjusted tax basis in the Notes. Except with respect to market discount accrued but unpaid interest, such gain or loss will be capital gain or loss. Long-term capital gain of an individual U.S. Holder is generally subject to a maximum tax rate of 20% in respect of property held for more than twelve month. The deductibility of capital losses is subject to limitations.

    EXCHANGE OFFER

    The exchange of Notes for new notes pursuant to the Exchange Offer should not be taxable to the holders of the Notes. Any Additional Interest payment due to the holders of the Notes will be taxable income and may be characterized as additional interest income for tax purposes.

NON-UNITED STATES HOLDERS

    For purposes of this discussion, a "Non-U.S. Holder" is any holder of a Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust which is not subject to United States federal income tax on a net income basis in respect of income or gain from a Note.

    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

        (i) payments of principal, premium, if any, and interest by the Company or any of its paying agents to a Non-U.S. Holder will not be subject to United States federal withholding tax if, in the case of interest, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of in the Company, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

        (ii) a non-U.S. Holder of a Note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note; and

        (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock in the Company and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

    Recently finalized regulations (the "Final Withholding Regulations"), that are generally effective with respect to payments made after December 31, 1999, would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Final Withholding Regulations also require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above would generally be applied to the partners of the partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. Non-U.S. Holders who exchange their Old Notes for New Notes pursuant to the Exchange Offer are urged to consult their tax advisor regarding the Final Withholding Regulations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    UNITED STATES HOLDERS

    In general, information reporting requirements will apply to certain payments of principal, premium, if any, and interest and to the proceeds of sale of a Note made to holders other than certain exempt recipients (such as corporations). Backup withholding and information reporting generally will not apply to payments of principal, premium, if any, and interest on Notes made outside the United States (other than payments made to an address in the United Sates or by transfer to an account maintained by the holder with a bank in the United States) by the Company or any paying agent (acting in its capacity as such) to a holder. A 31% backup withholding tax may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or is notified by the IRS that it has failed to report in full dividend and interest income.

    NON-UNITED STATES HOLDERS

    Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest made by the

Company or a paying agent to a Non-U.S. Holder on a Note; provided, the certification described in clause (i)(c) under "Non-United States Holders" above is received, and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest on Notes.

    Payments of the proceeds from the sale by a Non-U.S. Holder of a Note made to or thorough a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting requirements will apply if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See the discussion above with respect to the rules under the Final Withholding Regulations.

                              PLAN OF DISTRIBUTION

    Each Holder desiring to participate in the Exchange Offer will be required to represent, among other things, that (i) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes, and (iii) it is acquiring the New Notes in the ordinary course of its business (a holder unable to make the foregoing representations is referred to herein as a "Restricted Holder"). A Restricted Holder will not be able to participate in the Exchange Offer, and may only sell its Old Notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

    Each Participating Broker-Dealer is required to acknowledge in the Letter of Transmittal that it acquired the Old Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such New Notes. Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold, and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. The Company has agreed that for a period of 30 days following consummation of the Exchange Offer, they will make this Prospectus available to Participating Broker-Dealers for use in connection with any such resale. During such period of time, delivery of this Prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a Participating Broker-Dealer engaged in market making or other trading activities.

    Based upon interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Participating Broker-Dealer) without compliance with the registration and prospectus delivery requirements of the Securities Act.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

    The validity of the New Notes will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

    The audited financial statements included in the Company's Annual Report on Form 10-KSB, filed on March 25, 1998, which is incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION TO YOU THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT UNDER ANY CIRCUMSTANCES ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Incorporation Of Certain Documents By
  Reference.....................................         ii
Where You Can Find More Information.............         ii
Prospectus Summary..............................          1
Risk Factors....................................         13
The Company.....................................         25
Use Of Proceeds.................................         25
Capitalization..................................         26
Selected Historical Consolidated Financial And
  Operating Data................................         27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         30
The Exchange Offer..............................         38
Description Of The Notes........................         48
Description Of Certain Indebtedness.............         83
Certain United States Federal Income Tax
  Consequences..................................         88
Plan Of Distribution............................         91
Legal Matters...................................         92
Experts.........................................         92

                                  $500,000,000

                        Offer to Exchange 10 3/4% Senior
                                 Notes due 2008
                      that have been registered under the
                             Securities Act of 1933
                         for outstanding 10 3/4% Senior
                                 Notes due 2008

                             ---------------------

                              P R O S P E C T U S

                            DATED FEBRUARY   , 1999

                             ---------------------

                                     [LOGO]

                                    NEXTLINK
                                COMMUNICATIONS,
                                      INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

    The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

    The Company has entered into indemnification agreements with each of the Company's officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (A) EXHIBITS:

      1       --      Purchase Agreement by and among the Company and the Initial Purchasers.

      3.1     --      Certificate of Incorporation of the Company.(1)

      3.2     --      By-laws of the Company.(1)

      4.1     --      Indenture, dated November 12, 1998, by and among NEXTLINK Communications, Inc. and
                      United States Trust Company of New York, as trustee, relating to the 10 3/4% Senior
                      Notes due 2008.

      4.2     --      Form of Exchange Note Indenture, by and among NEXTLINK Communications, Inc. and
                      United States Trust Company of New York, as Trustee, relating to the Exchange
                      Notes, including form of Exchange Note.(3)

      4.3     --      Certificate of Designation of the Powers, Preferences and Relative, Participating,
                      Optional and Other Special Rights of 14% Senior Exchangeable Redeemable Preferred
                      Shares and Qualifications, Limitations and Restrictions Thereof.(1)

      4.4     --      Form of stock certificate of 14% Senior Exchangeable Redeemable Preferred
                      Shares.(3)

      4.5     --      Indenture, dated as of April 25, 1996, by and among NEXTLINK Communications, Inc.,
                      NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee,
                      relating to 12 1/2% Senior Notes due April 15, 2006, including form of global note.(2)

      4.6     --      First Supplemental Indenture, dated as of January 31, 1997, by and among the
                      Company, NEXTLINK Communications, L.L.C., NEXTLINK Capital, Inc. and United States
                      Trust Company of New York, as Trustee.(3)

      4.7     --      Form of Indenture between United States Trust Company, as Trustee and NEXTLINK
                      Communications, Inc., relating to the 9 5/8% Senior Notes due 2007.(4)

      4.8     --      Indenture, dated March 3, 1998, between United States Trust Company, as Trustee and
                      NEXTLINK Communications, Inc., relating to the 9% Senior Notes due 2008.(5)

      4.9     --      Certificate of Designation of Powers, Preferences and Relative, Participating,
                      Optional and Other Special Rights of 6 1/2% Cumulative Convertible Preferred Stock
                      and Qualifications, Limitations and Restrictions Thereof.(1)

     4.10     --      Indenture, dated April 1, 1998, between United States Trust Company, as Trustee and
                      NEXTLINK Communications, Inc., relating to the 9.45% Senior Discount Notes due
                      2008.(6)

     4.11     --      Second Supplemental Indenture, dated June 3, 1998, amending Indenture dated April
                      25, 1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and
                      United States Trust Company of New York, as Trustee.(1)

     4.12     --      First Supplemental Indenture, dated June 3, 1998, amending Indenture dated
                      September 25, 1997, by and between NEXTLINK Communications, Inc. and United States
                      Trust Company of New York, as Trustee.(1)

     4.13     --      First Supplemental Indenture, dated June 3, 1998, amending Indenture dated March 3,
                      1998, by and between NEXTLINK Communications, Inc. and United States Trust Company
                      of New York, as Trustee.(1)

     4.14     --      First Supplemental Indenture, dated June 3, 1998, amending Indenture dated April 1,
                      1998, by and between NEXTLINK Communications, Inc. and United States Trust Company
                      of New York, as Trustee.(1)

      5.1     --      Opinion of Willkie Farr & Gallagher.

      8.1     --      Tax Opinion of Willkie Farr & Gallagher

     10.1     --      Stock Option Plan of the Company, as amended.(1)

     10.2     --      Employee Stock Purchase Plan of the Company.(1)

     10.3     --      Registration Rights Agreement dated as of January 15, 1997, between the Company and the signatories listed therein(3).

     10.4     --      Preferred Exchange and Registration Rights Agreement, dated as of January 31, 1997, by and among the Company and the Initial Purchasers(3).

     10.5     --      Fiber Lease and Innerduct Use Agreement, dated February 23, 1998, by and between the Company and Metromedia Fiber Network, Inc. (5)

     10.6     --      Amendment No. 1 to Fiber Lease and Innerduct Use Agreement, dated March 4, 1998, by and between the Company and Metromedia Fiber Network, Inc. (5)

     10.7     --      Agreement and Plan of Merger, dated as of January 14, 1999, among the Company, WNP
                      Communications, Inc. and PCO Acquisition Corp. (7)

     10.8     --      Registration Rights Agreement, dated January 14, 1999, between the Company and the
                      Holders referred to therein. (7)

     21       --      Subsidiaries of the Registrant.(5)

     23.1     --      Consent of Arthur Andersen LLP.

     23.2     --      Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1 and Exhibit 8.1).

     25       --      Statement on Form T-1 of Eligibility of Trustee.

     99.1     --      Form of Letter of Transmittal.

     99.2     --      Form of Notice of Guaranteed Delivery.

     99.3     --      Form of Letter to Clients.

     99.4     --      Form of Letter to Nominees.

------------------------

(1) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (Commission File No. 333-53975).

(2) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, L.L.C. (the predecessor of NEXTLINK Communications, Inc.) and NEXTLINK Capital, Inc. (Commission File No. 333-4603).

(3) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Commission File Nos. 33-04603 and 333-04603-01).

(4) Incorporated here by reference to the exhibit filed with the Registration Statement on Form S-1 of NEXTLINK Communications, Inc. (Commission File No. 333-32003).

(5) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Communication File Nos. 333-04603 and 333-04603-01).

(6) Incorporated herein by reference to the exhibit filed with the quarterly report on Form 10-Q for the quarterly period ended March 31, 1998 of NEXTLINK Communications, Inc. (Commission File No. 000-22939).

(7) Incorporated herein by reference to the exhibits filed with the current report on Form 8-K filed on January 19, 1999 (Commission File No. 000-22939).

    (B) FINANCIAL STATEMENT SCHEDULES:

    None.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 29th day of January, 1999.

                                NEXTLINK COMMUNICATIONS, INC.

                                By:              /s/ WAYNE M. PERRY
                                     -----------------------------------------
                                                   Wayne M. Perry
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of NEXTLINK Communications, Inc., hereby severally and individually constitute and appoint Kathleen H. Iskra and
R. Bruce Easter, Jr., and each of them, as the true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ STEVEN W. HOOPER       Chairman of the Board
------------------------------                                January 29, 1999
       Steven W. Hooper

                                Vice Chairman and Chief
      /s/ WAYNE M. PERRY          Executive Officer
------------------------------    (Principal Executive        January 29, 1999
        Wayne M. Perry            Officer) and Director

                                Vice President, Chief
                                  Financial Officer and
    /s/ KATHLEEN H. ISKRA         Treasurer (Principal
------------------------------    Financial Officer and       January 29, 1999
      Kathleen H. Iskra           Principal Accounting
                                  Officer)

      /s/ CRAIG O. MCCAW        Director
------------------------------                                January 29, 1999
        Craig O. Mccaw

     /s/ DENNIS WEIBLING        Director
------------------------------                                January 29, 1999
       Dennis Weibling

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ WILLIAM A. HOGLUND      Director
------------------------------                                January 29, 1999
      William A. Hoglund

     /s/ SHARON L. NELSON       Director
------------------------------                                January 27, 1999
       Sharon L. Nelson

    /s/ JEFFREY S. RAIKES       Director
------------------------------                                January 29, 1999
      Jeffrey S. Raikes

    /s/ GREGORY J. PARKER       Director
------------------------------                                 January 5, 1999
      Gregory J. Parker